As filed with the Securities and Exchange Commission on April __, 2002
                                             Registration File No.   ___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           Federal Trust Corporation
         --------------------------------------------------------------
                 (Name of small business issuer in its charter)

           Florida                                                59-2935028

---------------------------                                  -------------------
(State or jurisdiction of                                     (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                      6712

                           ---------------------------
                          (Primary Standard Industrial
                           Classification Code Number)


                               312 W. First Street
                             Sanford, Florida 32771
                                 (800) 226-2829
                      ------------------------------------

                          (Address and telephone number
                         of principal executive offices)


                               James V. Suskiewich
                       President & Chief Executive Officer
                               312 W. First Street
                             Sanford, Florida 32771
                                 (800) 226-2829

           ----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                              Copies Requested to:
              Herbert D. Haughton, Esq. or Richard L. Pearlman, Esq
                             Igler & Dougherty, P.A.
                              1501 Park Avenue East
                           Tallahassee, Florida 32301
                            (850) 878-2411 Telephone
                            (850) 878-1230 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
          Title of               |                       |        Proposed       |          Proposed       |
         each class              |           Amount      |         maximum       |           maximum       |
        of securities            |            to be      |        offering       |          aggregate      |         Amount of
      to be registered           |         registered    |        price(1)       |      offering price(2)  |     registration fee
---------------------------------|-----------------------|-----------------------|-------------------------|------------------------
Common stock $0.01 par value     |          1,100,000    |           $3.65       |          $4,015,000     |           $369.38
                                 |                       |                       |                         |
                                 |                       |                       |                         |
====================================================================================================================================

(1) Maximum per share purchase price of stock to be issued.
(2)Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per share.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                                  PROSPECTUS



                              FEDERAL TRUST  CORPORATION  is offering  1,000,000
Federal Trust LOGO       shares of common stock to support our continued growth.
                         The shares are being offered at the price of $3.65 per share to our stockholders in a rights offering.


     This is a risky investment. The securities offered by this prospectus are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in our securities involves significant risks. Please see Risk Factors beginning on page __ of this prospectus.

     We are granting to our stockholders rights to purchase shares in this offering. These subscription rights have been granted at no cost to persons who owned shares of our common stock as of May 7, 2002. Each stockholder has received 1 right for each 5 shares held. Each right entitles a stockholder to purchase one share in the rights offering. We expect to end the rights offering on ____________, 2002 although the offering may be extended for up to 120 days.

     Price quotations for our common stock can be found on the NASDAQ Small Caps market under the trading symbol "FDTR". As of ________, 2002 the last reported sale price was $________.

     This offering is being conducted as a "best efforts" offering, which means that there is no assurance that we will sell all or any of the shares being offered. The offering is being conducted without incurring the costs associated with the services of an underwriter or broker.

                         Subscription                        Proceeds to
                         Price               Commissions     Federal Trust Corp.
                         ------------        -----------     -------------------

Per Share ............   $ 3.65                None          $ 3.65
Maximum Offering......   $ 4,015,000           None          $ 4,015,000


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






--------------------------------------------------------------------------------

                The date of this prospectus is __________, 2002.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                          Page

Summary ..................................................................  3
Federal Trust Corporation.................................................  3
Summary Financial Data....................................................  6
Risk Factors..............................................................  7
Use of Proceeds........................................................... 11
The Offering.............................................................. 11
Determination of Offering Price........................................... 14
Regulation and Supervision................................................ 33
Market for Common Stock and Related Stockholder Matters................... 41
Selected Financial Data................................................... 42
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................... 43
Description of Properties................................................. 50
Description of Capital.................................................... 51
Management................................................................ 54
Executive Compensation.................................................... 54
Certain Relationships and Related Transactions............................ 60
Security Ownership of Certain Beneficial Owners, Directors,
  and Management.......................................................... 61
Stock Option Plan......................................................... 63
Legal Proceedings......................................................... 65
Indemnification........................................................... 65
Additional Information.................................................... 66
Experts................................................................... 66
Legal Matters............................................................. 66
Financial Statements...................................................... F-1

     Please see Appendix A for Subscription Materials.

                               PROSPECTUS SUMMARY

     This section summarizes selected information contained in the prospectus. This summary does not contain all the information you may wish to consider before purchasing shares. We urge you to read the entire prospectus carefully.

Federal Trust Corporation

     Our Business. Federal Trust Corporation was organized in February 1989 as a unitary savings and loan holding company. Federal Trust's headquarters are located in Sanford, Florida. Federal Trust conducts business as a savings and loan holding company, and its principal asset is all of the capital stock of Federal Trust Bank. As a savings and loan holding company, Federal Trust has greater flexibility than Federal Trust Bank to diversify and expand its business activities, either through newly formed subsidiaries or through acquisitions.

     Federal Trust is a legal entity separate from Federal Trust Bank. Federal Trust's executive offices are located at 312 West First Street, Sanford, Florida 32771, and its telephone number is (407) 323-1833. The principal sources of Federal Trust's revenues on an unconsolidated basis are earnings on its investments and dividends from Federal Trust Bank. Various regulatory restrictions and tax considerations limit, directly or indirectly, the amount of dividends Federal Trust Bank can pay to Federal Trust.

     Subsidiary. Federal Trust Bank is a federal-stock savings bank and is primarily engaged in the business of obtaining funds in the form of deposits and Federal Home Loan Bank advances and investing such funds in permanent loans secured by residential and to a lesser extent commercial real estate primarily in Florida. We also invest in various types of construction and other loans and in investment securities.

     The Federal Deposit Insurance Corporation insures all depositors of Federal Trust Bank up to $100,000. Federal Trust Bank is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision which is intended primarily for the benefit of depositors.

     Our Strategy. Our current operating strategy includes origination of commercial, commercial real estate, and residential mortgage loans, bulk loan/asset purchases and core deposit generation in the local community. Adjustable rate loans are originated and purchased to help us manage our interest rate spreads. Our emphasis is on origination of residential loans in our market area, retaining loans appropriate for our portfolio and selling other originated loans into the secondary market. Our principal sources of earnings are currently interest on commercial real estate mortgage loans, investments, overnight deposits, fees on checking accounts and sales of loans. Our principal expenses are interest paid on deposits, and FHLB advances and operating expenses.

The Offering

Securities Offered for Sale:        1,100,000 shares of common stock.

Price per Share:                    $3.65 per share.

Common Stock Outstanding:           Before offering - 5,492,782 shares.
                                    After offering - Up to 6,592,782 shares,

Use of Proceeds

     To provide additional capital for Federal Trust to maintain a well capitalized regulatory classification, to take advantage of growth opportunities and other revenue-enhancing opportunities, and to provide more convenience and services to our existing and future customers by opening branches in our market area.

Stockholder Rights

     We are granting our stockholders of record as of the close of business on May 7, 2002 rights to purchase shares. Each stockholder has been granted 1 right for each 5 shares of common stock owned, or 0.2 rights for each share held. For example, if you owned 100 shares of our common stock on May 7, 2002, you would receive 20 rights which would entitle you to purchase a total of 20 shares. Stockholders may also subscribe for additional shares, subject to any applicable regulatory requirements and subject to the reservation of 71,500 shares as discussed elsewhere herein. This is referred to as the over-subscription privilege. If an insufficient number of shares is available to satisfy in full all or any exercises of over- subscription privileges, then any over-subscription shares will be prorated in accordance with the basic subscription rights exercised. No fractional rights or shares will be issued, and any fraction will be rounded up to the next whole number.

     In the event some stockholders do not exercise their subscription rights, the first 71,500 unsubscribed for shares will be sold to the Federal Trust Corporation Key Employee Stock Bonus Plan Trust, which is an existing Federal Trust stockholder. These shares, if available, will be purchased and held by the trust for future distribution to non-director, non-executive officer key employees of Federal Trust and Federal Trust Bank as performance bonus awards. Any unsubscribed for shares in excess of 71,500 will be available to fill over-subscriptions.

No Minimum

     There is no minimum number of Federal Trust shares that must be purchased by individual stockholders in order to participate in the offering.

Offering Period

     The offering expires ___________, 2002, at 5:00 p.m., Eastern time, unless we extend the offering period for up to and additional 120 days.

Dilution

     If you do not exercise at least your basic subscription right, your percentage interest in Federal Trust, will decline.

Nontransferability of Rights

     The rights we have granted to you are not transferable and will not be evidenced by any certificates. The rights will not be listed on any exchange.

Information About the Offering

                  James V. Suskiewich,
                  President & Chief Executive Officer, or
                  Aubrey H. Wright,
                  Senior Vice President/Chief Financial Officer
                  Federal Trust Corporation
                  Telephone: (800) 226-2829

No Brokerage Commission

     No brokerage commission will be paid in connection with the offering, as no underwriter or broker has been retained. Shares will be offered through our employees and directors who will receive no compensation for such sales.

Best Efforts Offering

     We will offer the shares on a best efforts basis. This means there is no guarantee that we will be able to sell all or any of the shares offered.

Subscriptions are Irrevocable

     Subscriptions are not revocable. You should not subscribe unless you are certain you wish to acquire shares of our common stock.

Recommendation

     No recommendation is being made as to whether you should purchase shares in the offering.

                             SUMMARY FINANCIAL DATA

     The following selected consolidated financial and other data are derived from and should be read with our Consolidated Financial Statements and Notes thereto, beginning on page F-1, and Management's Discussion and Analysis of Financial Condition and Results of Operations on page___.

All dollars are in thousands, except per share data.


                                                                   Years ended December 31,
                                                       --------------------------------------------------
                                                             2001             2000          % Change
                                                       --------------------------------------------------
For the Year
Total interest income                                       19,950           18,405             8.39%
Total interest expense                                      13,272           12,581             5.49%
Net interest income                                          6,678            5,824            14.66%
Provision for loan losses                                      540              329            64.13%
Total non-interest income                                    2,384            2,019            18.08%
Total non-interest expense                                   6,538            5,865            11.47%
Income before income taxes                                   1,984            1,649            20.32%
Provision for income taxes                                     716              424            68.87%
Net income                                                   1,267            1,225             3.43%


At Year End
Total assets                                               306,481          248,938            23.12%
Investment securities                                       13,948            8,075            72.73%
Loans                                                      264,187          222,895            18.53%
Allowance for loan losses to total loans                     1,765            1,634             8.00%
Total deposits                                             225,400          181,869            23.94%
Total shareholder's equity                                  18,532           15,707            17.99%
Common shares outstanding                                5,409,449        4,947,911             9.33%


Key Ratios
Return on average assets                                     0.47%            0.52%            -9.76%
Return on average equity                                     7.40%            8.02%            -7.71%
Total capital to assets at year end                          6.05%            6.13%            -1.42%
Nonperforming assets to total assets                         1.20%            1.40%           -14.29%
Net interest margin                                          2.58%            2.56%             0.78%


Per Common Share
Net income per share-basic                                    0.25             0.25             0.00%
Net income per share-dilutive                                 0.25             0.25             0.00%
Book value at year end                                        3.43             3.17             8.05%
Average common shares outstanding                        5,060,450        4,947,911             2.27%


Average Balances
Assets                                                     271,767          236,994            14.67%
Investment securities                                        9,497            8,378            13.36%
Loans                                                      242,569          212,755            14.01%
Deposits                                                   195,832          167,869            16.66%
Total shareholder's equity                                  17,120           15,269            12.12%


                                  RISK FACTORS

     An investment in our common stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the events contemplated by the risk factors discussed in this prospectus actually impact us, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline significantly and you could lose part or all of your investment.
--------------------------------------------------------------------------------

We Are Not Certain That Our Capital Will Be Adequate to Support Growth.

     We anticipate that the successful sale of some or all of the shares offered hereby along with our existing capital resources will be adequate to satisfy our capital requirements for the next 12 to 24 months. Future capital requirements depend on many factors, including the ability to successfully attract new customers and provide additional services, the timing of opening new branch locations, and our profitability levels. If adequate capital is not available, we could be subject to an increased level of regulatory supervision, we may not be able to expand our operations, and our business, operating results, and financial condition could be adversely affected.

Our Business Focus in the Central Florida Area Makes Us Vulnerable to Adverse Economic Conditions in the Area.

     Our operations are materially affected by and sensitive to the economy of our market areas in central Florida, and are particularly impacted by the economic conditions in Orange and Seminole Counties. Because our business is focused in the Orlando area, we could be more affected by a weakening of the Orlando area economy than banking institutions with operations in more diverse geographical areas.

A Slowdown in the Economy Could Diminish the Quality of Our Loan Portfolio and Our Financial Performance.

     Recent economic indicators have shown declines in U.S. economic activities. Adverse economic developments can impact the collectibility of loans and may negatively affect our earnings and financial condition. In addition, the banking industry in general is affected by economic conditions such as inflation, recession, unemployment, and other factors beyond our control. A prolonged economic recession or other economic dislocation could cause increases in nonperforming assets and impair the values of real estate collateral, thereby causing operating losses, decreasing liquidity, and eroding capital. We can not assure you that future declines in the economy, particularly in our market areas, would not have a material adverse effect on our financial condition, results of operations, or cash flows.

We Are Subject to Government Regulation and Monetary Policy That Could Constrain Our Growth and Profitability.

     We are subject to extensive state and federal government supervision and regulations that impose substantial limitations with respect to loans, purchase of securities, payment of dividends, and many other aspects of the banking business. Many of these regulations are intended to protect depositors, the public, and the FDIC, and not stockholders. Future legislation or government policy could adversely affect the banking industry, our operations, or stockholders. The burden imposed by federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors. Federal economic and monetary policy may affect our ability to attract deposits, make loans, and achieve satisfactory operating results.

We Could Be Negatively Impacted by Changes in Interest Rates and Economic Conditions.

     Our results of operations may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates, and the monetary and fiscal policies of the federal government. Our profitability is partly a function of the spread between the interest rates earned on investments and loans and those paid on deposits and other liabilities.

     As with most banking institutions, our net interest spread is affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities may be affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on our net income, capital and liquidity. While we take measures to reduce interest rate risk, these measures may not adequately minimize exposure to interest rate risk.

We Face Competition from a Variety of Competitors.

     We face competition for deposits, loans and other financial services from other community banks, regional banks, credit unions and other financial institutions. We also compete with other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, and mutual funds, for loans and alternative investment products. Some of these financial institutions and financial services organizations are not subject to the same degree of regulation as we are. We face increased competition due to the recently enacted Gramm-Leach-Bliley Act which allows insurance firms, securities firms, and other non-traditional financial companies to provide traditional banking services. Due to the growth of the Orlando area, it can be expected that significant competition will continue from existing financial services providers, as well as new entrants to the market.

Our Loans-to-One Borrower Limit Restricts Our Ability to Compete with Larger Financial Institutions.

     Our loans-to-one borrower loan limit is approximately $2.9 million, subject to further reduction based on regulatory criteria relevant to any particular loan. Accordingly, the size of loans which we can offer to potential customers is less than the size which several of our competitors with larger loan limits are able to offer. This limit has affected and will continue to affect our ability to seek relationships with larger businesses in our market. We attempt to accommodate loan requests in excess of our loan limit by the sale of portions of such loans to other banks. However, we may not be successful in attracting or maintaining customers seeking larger loans or in selling portions of such larger loans on terms that are favorable to us.

This Is a Best Efforts Offering, and We May Not Be Able to Raise All the Capital We Need to Continue to Grow Our Operations.

     This is a best efforts offering which means there is no guarantee that we will be able to sell all or any of the securities offered. There is no minimum number of shares that we must sell to complete the rights offering, and we are unable to guarantee that we will be able to sell any shares, although we have received non-binding indications of interest from our directors. In the event that we are unable to raise sufficient capital from this offering, it is likely that we will be unable to grow as planned, and therefore it would be more difficult to operate profitably. Regardless of the number of shares that we sell in this offering, we may need to obtain additional capital so that we can successfully execute our business strategy.

The Subscription Price Is Not Necessarily an Indication of the Value of Our Shares.

     The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our present or future value. We have established the subscription price of the shares by considering several factors, including our financial and operational growth to date, the general market conditions and the significant investments we have made in our branch facilities. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker as to the value of our shares.

We Have Broad Discretion as to the Use of Proceeds from the Offering. Our Failure to Effectively Apply Such Proceeds Could Affect Our Profits.

     We have not allocated the proceeds of the offering to any specific purpose, and we will have significant flexibility in determining the amounts of net proceeds we will apply to different uses and the timing of such applications. We may utilize the proceeds in a manner that we believe is in our best interest but with which you may not agree and over which you will have no control.

Our Common Stock Is Thinly Traded, and Therefore You May Have Difficulty Selling Your Shares.

     Trading of our common stock has been relatively limited. As a result, you may have difficulty obtaining a fair price for your shares, and the shares may trade at a price above or below the price you pay for them in this offering. While we have market makers to assist you in selling your shares, we are unable to guarantee that a buyer will immediately be located.

We Do Not Anticipate Paying Dividends for the Foreseeable Future.

     No dividends will be paid on our common stock for the foreseeable future. Federal Trust is largely dependent upon dividends paid by Federal Trust Bank to provide funds to pay cash dividends if and when the board of directors may declare such dividends. No assurance can be given that future earnings will be sufficient to satisfy regulatory requirements and permit the payment of dividends to stockholders at any time in the future. Even if we do declare dividends, the amount and timing of such dividends would be at the discretion of our board of directors. The board may in its sole discretion decide not to declare dividends.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," and "expect," and similar expressions, are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by these statements. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans and may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any specific strategy, objective, or other plans.

     The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we have no obligation to publicly update or revise any of these forward-looking statements. These and other statements, which are not historical facts, are based largely on our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in Risk Factors, beginning on page 7.

                                 USE OF PROCEEDS

     Net proceeds that we receive from this offering will be used to provide additional working capital to Federal Trust. We will further invest the net proceeds into Federal Trust Bank, as necessary, to maintain our status as a well capitalized bank, to take advantage of growth and revenue-enhancing opportunities including opening new branches, and to provide more convenience and services to existing and potential customers.

                                  THE OFFERING

General

     Securities Offered. We are offering to sell our stockholders 1,100,000 shares of our common stock. We are granting rights to subscribe for these shares to our stockholders as of the record date, each of whom shall be entitled to purchase a number of the offered shares based on their current holdings. Each stockholder has been granted 1 right for every 5 shares of common stock held, or
0.2 rights for each share held. This is called the basic subscription right. For example, a stockholder holding 100 shares would receive 20 rights, allowing that stockholder to acquire 20 shares. Stockholders may also subscribe for shares over and above their basic subscription rights, subject to applicable regulatory requirements and the and the reservation of shares described below. This is called the over-subscription privilege.

     The purchase price for each share is $3.65. You must complete your subscription by delivery of a stock order form to us on or before ___________, 2002, to exercise your rights. After that date, shares may be allocated to stockholders who indicated on their order form that they would like to purchase additional shares. If stockholder subscriptions total more than the shares that are available in this offering, shares will be allocated among the over-subscribing stockholders pro rata as provided for herein, based on the number of shares purchased under the basic subscription right. No fractional rights, shares, will be issued, and any fraction will be rounded up to the next whole number.

     In the event some stockholders do not exercise their subscription rights, the first 71,500 unsubscribed for shares will be sold to the Federal Trust Corporation Key Employee Stock Bonus Plan and Trust, which is an existing Federal Trust stockholder. These shares, if available, will be purchased and held by the trust for future distribution to non-director, non-executive officer key employees of Federal Trust and Federal Trust Bank as performance bonus awards. Any unsubscribed for shares in excess of 71,500 will be available to fill other stockholder over-subscriptions.

     Minimum and Maximum Subscriptions. Stockholders are not required to subscribe for the purchase of any minimum number of shares in the offering. There is no maximum number of shares which any person or group of affiliated persons will be permitted to purchase, except as provided by any applicable regulatory restrictions.

     Dilution. If you, as a current stockholder, do not exercise at least your basic subscription right, your percentage interest in Federal Trust may decline.

     Best Efforts. We are offering the shares on a best efforts basis, and we are not required to issue any minimum number of shares in the offering. We will consummate the offering if any valid subscriptions are received, unless our board of directors terminates the offering entirely. The board has determined that it is not necessary to incur the costs associated with an underwriter or broker and, thus, has not engaged a broker or underwriter to assist with the offering.

     Expiration Time. Subscriptions by current stockholders to purchase shares under the rights offering must be received no later than 5:00 p.m., Eastern time, on ____________, 2002. The board of directors may extend the expiration date of the offering for up to 120 days. The board of directors may also terminate the offering at any time.

     Acceptance of Subscriptions. Subscriptions will be accepted on a pro rata basis as described herein unless regulatory pre-clearance is required.

Procedure for Subscribing for Shares

     If you wish to participate in the offering and invest in the shares, you may do so by completing and signing the stock order form included with this prospectus, and delivering it to us before the expiration date, together with payment in full of the subscription price for all the shares for which you have subscribed. Payment must be payable to "Federal Trust Corporation" and made by:


     o  check or bank draft drawn on a U.S. bank;
     o  cashier's check or money order; or
     o  funds transferred via wire transfer.

     The offering price will be deemed to have been received only upon;

     o  clearance of any uncertified check; or
     o receipt of any certified check or bank draft drawn upon a U.S. bank, any cashier's check, money order, or wire transfer.

     A postage paid, addressed envelope is included with this prospectus for the return of the stock order form. If you wish to pay by uncertified personal check, please note that the funds may take at least five business days to clear. Accordingly, any such payment of the subscription price should be sent in time to ensure that payment is received and clears by the expiration date of the offering.

     The address to which stock order form and payment of the offering price should be delivered is:

     By Mail; or                          By Personal or Overnight Delivery:

         Federal Trust Corporation            Federal Trust Corporation
         P.O. Box 1867                        312 West First Street
         Sanford, Florida 32771-1867          Sanford, Florida 32771
         Attn: Aubrey H. Wright               Attn: Aubrey H. Wright

     If the amount you send with your stock order form is not the exact amount required to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering).

     Failure to include the full subscription price with your subscription may cause us to reject your subscription. The method of delivery of the stock order form and payment of the subscription price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered or express mail, return receipt requested.

     We will decide all questions concerning the timeliness, validity, form and eligibility of stock order forms, and our decisions will be final and binding. In our sole discretion, we may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow, or may reject the purported subscription. Stock order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within the allotted time. No person has any duty to give a subscriber notice of any defect or irregularity in a stock order form submitted, and no one will incur any liability for failure to give such notice.

Regulatory Limitations

     If you would own 10% or more of our common stock after the offering (5% in some circumstances), you will be required to provide certain information to, or seek the prior approval of the Office of Thrift Supervision. We will not be required to issue shares of common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from the Office of Thrift Supervision to own or control such shares if, at the expiration date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained before the applicable offering expiration date.

Subscriptions for Shares May Not Be Revoked by Subscribers

     A subscriber may not revoke a subscription once it has been received. Stock order forms are not binding on us until we have accepted such subscriptions.

Intentions of Directors, Executive Officers, and Others

         Our directors and executive officers have indicated that they intend to subscribe for a minimum of 50,000 shares in the offering. These intentions are not commitments and could change based upon individual circumstances at the time of the offering. Any shares purchased by directors and executive officers are intended to be held for investment.

Issuance of Common Stock

     Certificates representing the shares of common stock purchased in the offering will be delivered to purchasers or their brokers as soon as practicable after subscriptions for such shares have been accepted by us. No fractional shares will be issued, and any fractions will be rounded up to the next whole number.

Right to Terminate the Offering

     We expressly reserve the right, at any time before or after the delivery of common stock, to terminate the offering if the offering is prohibited by law or regulation or if our board of directors concludes, in its sole judgment, that it is not in our best interests to complete the offering under the circumstances.

Manner of Distribution

     Directors and employees who assist in the offering will not receive any compensation for such services. No person is authorized to make statements about us unless such information is set forth in this prospectus, nor is any person authorized to render investment advice.

Requests for Additional Information

     If you have questions or require additional information concerning the offering, please contact James V. Suskiewich, President & Chief Executive Officer of Federal Trust Corporation, or Aubrey Wright, Chief Financial Officer, at (800) 226-2829.

No Recommendation

Neither the board of directors nor management has expressed an opinion or has made any recommendation as to whether anyone should purchase shares in the offering. You must make any decision to invest in the shares based upon your own evaluation of the offering in the context of your best interests.

No Stockholder Is Obligated to Purchase Any of the Shares Offered. We Cannot to Assure You That Any Minimum Number of Shares Will Be Sold.

Determination of Offering Price

     The offering price of the shares was determined by the board of directors based upon a number of factors, including our recent growth, the significant investments we have made since we began operations, our increasing operational experience, general market conditions, and the current market price of our common stock. On May 7, 2002, the closing price of our common stock on the NASDAQ was $______.

                                    BUSINESS

General

     Federal Trust Corporation was organized in February 1989 as the unitary savings and loan holding company of Federal Trust Bank, a federally-chartered stock savings bank. Federal Trust's headquarters are currently located in Sanford, Florida. Federal Trust conducts business as a savings and loan holding company, and its principal asset is the capital stock of Federal Trust Bank. As a savings and loan holding company, Federal Trust has greater flexibility than Federal Trust Bank to diversify and expand its business activities, either through newly formed subsidiaries or through acquisitions.

     Federal Trust is a legal entity separate from Federal Trust Bank. Federal Trust's executive offices are located at 312 West 1st Street, Sanford, Florida 32771, and its telephone number is (407) 323-1833. The principal sources of Federal Trust's revenues on an unconsolidated basis are undistributed earnings of Federal Trust Bank. Various regulatory restrictions limit, directly or indirectly, the amount of dividends Federal Trust Bank can pay to Federal Trust. In addition, federal law restricts Federal Trust Bank in the making of investments in or loans to Federal Trust or its affiliates. See "Regulation and Supervision."

Subsidiary

     Federal Trust Bank is a federal-stock savings bank and is primarily engaged in the business of obtaining funds in the form of deposits and Federal Home Loan Bank advances and investing such funds in permanent loans on residential and to a lesser extent commercial real estate primarily in Florida, in various types of commercial, construction and other loans and in investment securities.

     The Federal Deposit Insurance Corporation, an agency of the United States Government, insures, all depositors of Federal Trust Bank up to $100,000 in accordance with the rules and regulations of the FDIC. Federal Trust Bank is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision ("OTS") and to a lesser extent the FDIC, all of which is intended primarily for the benefit of depositors and not shareholders. See "Regulation."

Strategy

     Our current operating strategy includes the origination of residential and commercial real estate, commercial and consumer loans, bulk loan/asset purchases and core deposit generation in the local community. We originate and purchase adjustable rate loans to help us manage our interest rate spreads. Our emphasis with regard to real estate loans is on the origination of residential loans in our market area, retaining loans appropriate for portfolio and selling other originated loans into the secondary market. We attempt to control interest rates paid on deposits to the extent possible, however, outside factors such as economic, environmental, competitive and liquidity needs will have an effect on the cost of deposits. Our principal sources of earnings are currently interest on loans, securities, and overnight deposits, fees on checking and other transaction accounts and sales of loans. Our principal expenses include interest paid on deposits and other borrowings and operating expenses.

Market Area and Competition

     Federal Trust Bank has offices in Sanford, Winter Park and New Smyrna Beach, Florida. Winter Park, a city of 25,000 residents, is located approximately 7 miles northeast of downtown Orlando, and is in the heart of the greater metropolitan Orlando area which encompasses Orange, Seminole, Lake, and Osceola Counties in central Florida. The total population of the four County area is estimated at 1.6 million, with the majority located in Orange and Seminole Counties. Sanford, which is located approximately 12 miles northeast of our office in Winter Park, is the second largest city in Seminole County with a population estimated at 36,000. Our administrative and operations offices are in Sanford. New Smyrna Beach is located in Volusia County on the Atlantic Ocean approximately 33 miles northeast of our Sanford office.

     Our primary market area is northeast Orange County, Seminole County and southeast Volusia County, and to a lesser extent Lake and Osceola Counties. Although best known as a tourist destination, with over 20 million visitors a year, the Central Florida area has become a center for industries such as aerospace and defense, electro-optics and lasers, computer simulated training, computer networking and data management. In addition, motion picture production, professional and amateur sports, and warehouse distribution make the local economy more diverse each year. Many companies, including some in the Fortune 500, have chosen the greater Orlando area as a base for corporate, regional, and divisional headquarters. The area is also home to the University of Central Florida with an enrollment of 36,000, one of the fastest growing schools in the state university system, as well as Valencia Community College and Seminole Community College whose combined enrollment exceeds 85,000. Winter Park is home to Rollins College, the oldest college in Florida and founded in 1885.

     We experience substantial competition in attracting and retaining deposits and in loaning funds. The primary factor in competing for deposits is interest rates. Direct competition for deposits comes from other savings institutions, commercial banks and nontraditional financial service providers, including insurance companies, consumer finance companies, brokerage houses and credit unions. Additional significant competition for deposits comes from corporate and government securities and money market funds. The primary factors in competing for loans are interest rates and loan origination points. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage bankers, insurance companies and real estate investment trusts.

     Consolidation within the banking industry, and in particular within Florida, has been dramatic over the past eight years. As of September 30, 2001, the four largest banking institutions in the state controlled approximately 50% of the bank deposits. In 1980, the four largest controlled less than 33% of the deposits.

     Geographic deregulation also has had a material impact on the banking industry. Legislation in Florida and on the national level has removed most of the barriers to interstate banking. Under Florida Law, bank holding companies are permitted to acquire existing banks across state lines. A bank holding company may now consolidate its interstate subsidiary banks into branches and merge with a bank in another state, depending on state laws.

Loan Activities

     General. Until recently, our primary loan activity was the acquisition and the origination of government insured or guaranteed or conventional loans for the purchase or construction of residential real property, which loans were secured by first liens on such property. Conventional loans are loans which are not insured by the Federal Housing Administration or partially guaranteed by the Veterans Administration. Within this category, the largest portion of our loans are made to homeowners on the security of single-family dwellings. As part of our corporate strategy more emphasis is now being placed on making commercial real estate, commercial business, and U.S. Small Business Administration guaranteed business loans. To a lesser extent, we also make home equity, and other consumer loans.

     Credit Risk. As previously stated, our business is the origination and acquisition of loans to families and businesses. That activity entails potential credit losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond our control. While we have instituted guidelines and credit review procedures to protect ourselves from credit losses, some losses may inevitably occur.

     Short-term balloon mortgage loans are sometimes used to allow borrowers the option of waiting until interest rates are more favorable for a long term fixed rate loan. If interest rates rise, these loans may require renewals if borrowers fail to qualify for a long term fixed rate loan at maturity and there is no assurance that a borrower's income will be sufficient to service the renewal. Management recognizes the risks associated with this type of lending, but we believe that the policies and procedures that we have in place reduces the general risk.

     Loan Portfolio Composition. Our net loan portfolio, which is total loans plus premiums paid for loans purchased, less loans in process, deferred loan origination fees and costs, and allowance for loan losses, totaled $264.2 million at December 31, 2001. This represents 86% of total assets at such date. At December 31, 2000, our net loan portfolio was $222.9 million.

     Residential mortgage loans, not including construction loans, still comprise the largest group of loans in our loan portfolio, amounting to $203.9 million or 74.3% of the total loan portfolio at December 31, 2001. We offer fixed rate and ARM loans for up to 30 years. As of December 31, 2001, approximately 71.8% of these loans were ARM loans and 28.2% of these loans were fixed-rate. Fixed-rate loans are generally sold in the secondary market.

     Commercial real estate loans, including land loans, amounted to $29.0 million or 10.6% of the total loan portfolio at December 31, 2001. Commercial real estate loans consist of $23.5 million of loans secured by other non-residential property and $5.5 million of loans secured by undeveloped land as of December 31, 2001. At December 31, 2001, consumer and other loans, consisting of installment loans and savings account loans, amounted to $6.2 million or 2.3% of the total loan portfolio.

     Commercial loans at December 31, 2001, amounted to $3.1 million, or 1.1% of total loans. Commercial loans are generally secured by the assets of the borrower including accounts receivable, inventory, and fixed assets, including company owned real estate. The majority of commercial loans are also guaranteed by the owners.

     The following  table sets  forth information on our loan portfolio by type:
 (dollars in thousands)

                                                                                    At December 31,
                              ------------------------------------------------------------------------------------------------------
                                         2001                2000                1999                1998               1997

                                            Percent             Percent             Percent             Percent            Percent
                                   Amount   of Total   Amount   of Total   Amount   of Total   Amount   of Total   Amount  of Total
                                   ------   --------   ------   --------   ------   --------   ------   --------   ------  --------

Mortgage loans:
  Permanent                      $ 232,919   84.9%   $      19   82.5%   $      16   82.6%   $     141   88.8%   $      11  94.7%
  Construction                      32,213   11.7       35,014   15.0       31,518   16.1       15,332    9.6        4,715   3.8
                                    ------   ----       ------   ----       ------   ----       ------    ---        -----   ---

    Total mortgage loans           265,132   96.6      227,744   97.5      193,636   98.6      156,850   98.4      121,994  98.5

Consumer and other loans             6,235    2.3        4,436    1.9        2,676    1.3        2,242    1.4        1,316   1.1
Commercial loans                     3,078    1.1        1,505    0.6           --     --          354    0.2          490   0.4
                                    ------   ----       ------   ----       ------   ----       ------    ---        -----   ---

    Total loans                    274,445  100.0%     233,685  100.0%     196,312  100.0%     159,446  100.0%     123,800 100.0%

Add (deduct):
  Loans in process                 (10,813)            (10,885)             (9,967)             (7,590)             (2,138)
  Net premiums, discounts,
    deferred fees and costs          2,320               1,729               1,753               1,348               1,357
  Allowance for loan losses         (1,765)             (1,634)             (1,438)             (1,136)             (1,110)
                                    ------              ------              ------              ------              ------

Net loans                        $ 264,187           $ 222,895           $ 186,660           $ 152,068           $ 121,909
                                 =========           =========           =========           =========           =========


     Contractual Repayments. Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates. As of December 31, 2001, we had $32.2 million in construction loans, all of which mature in one year or less.

     Purchase, Origination, and Sale of Loans. Historically, Florida has experienced a rate of population growth in excess of national averages. However, the real estate development and construction industries in Florida have been sensitive to cyclical changes in economic conditions and the demand for and supply of residential units. Our real estate mortgage loan origination activities will be affected by changes in the real estate development and construction industries.

     Our loan portfolio consists of purchased and originated loans. When loans are acquired in the secondary market, we generally purchase loan packages of $2.0 million to $30.0 million of single family residential mortgages, which, to the extent available, are seasoned ARM loans. While we prefer to purchase loan packages comprised of Florida real estate, because of pricing and the limited number of Florida loan packages that are available, we also purchase packages of loans outside of Florida. The loan packages undergo an individual loan underwriting review prior to purchase.

     Loans that we originate are generally on real estate located in our primary lending area of central Florida. Sources for residential mortgage loan originations include direct solicitation by employed loan originators, depositors, other existing customers, advertising and referrals from real estate brokers, mortgage brokers and developers. Our residential mortgage loans are originated in accordance with written underwriting standards approved by the board of directors. Most fixed rate loan originations are eligible for sale to Fannie Mae and other investors in the secondary market. On occasion, we have also sold whole loans and loan packages.

     Consumer loan  originations  are  attributable  largely to  depositors  and walk-in customers and referrals, while commercial, commercial real estate loan originations are primarily attributable to our loan officers and, to a lesser extent, by brokers, walk-in customers, our website and referrals. All of our loan applications are evaluated by our staff at the administrative and operations office in Sanford to ensure compliance with the our underwriting standards. See "Lending Activities - Loan Portfolio Composition - Loan Underwriting Policies."

     The following table sets forth the amount of loans originated, purchased, sold and repaid during the periods indicated (dollars in thousands).

                                                                      For the Year Ended December 31,
                                                         --------------------------------------------------------
                                                             2001        2000        1999        1998       1997
                                                             ----        ----        ----        ----       ----
Originations:
    Real estate loans:
      Loans on existing property                         $  70,969   $  56,575   $  29,804   $  19,238  $  10,405
      Constructions loans                                   64,437      41,513      22,670      10,168      2,758
                                                           -------     -------     -------      ------     ------

         Total real estate loans                           135,406      98,088      52,474      29,406     13,163
                                                           -------     -------     -------      ------     ------

      Commercial loans                                       5,751      14,834       9,311       3,223      2,308
      Consumer and other loans                               2,469       2,161       1,108       1,387        694
                                                         ---------   ---------   ---------    --------   --------

         Total loans originated                            143,626     115,083      62,893      34,016     16,165

    Purchases                                               53,933      61,858      55,177      51,266     23,675
                                                          --------    --------     -------      ------     ------

      Total loans originated and purchased                 197,559     176,941     118,070      85,282     39,840

    Sales and principal repayments
      Loans sold                                           (34,275)    (29,882)    (30,431)     (9,250)    (2,241)
      Principal repayments                                (122,524)   (109,686)    (50,773)    (40,386)   (28,796)
                                                           -------     -------     -------      ------     ------

         Total loans sold and principal repayments       $(156,799)  $(139,568)  $ (81,204)  $ (49,636) $ (31,037)
                                                          ========     =======     =======     =======     ======

    Increase in total loans (before net items)           $  40,760   $  37,373   $  36,866   $  35,646  $   8,803
                                                          ========     =======     =======     =======     ======

     Loan  Underwriting.  Loan  activities  are  subject to strict  underwriting standards and loan origination procedures prescribed by our board of directors and management. Loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Our lending policy for real estate loans generally requires that collateral be appraised by an independent, outside appraiser approved by our board of directors.

     Loans are approved at various management levels up to and including the board of directors. Loan approvals are made in accordance with a "Chart of Delegated Authority" approved by our board of directors. Generally, loans less than $275,000 are approved by authorized officers or underwriters. Loans in excess of $275,000 to $1,100,000 require the concurrence of two or more authorized officers. Loans over $1,100,000 require approval by the Loan Committee or the board of directors.

     To ensure that underwriting standards and loan policies are being followed, an internal and an external loan review process has been put in place.

     General loan policies. Our real estate loan policy requires a valid mortgage lien on real estate securing a loan and a title insurance policy, which insures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required.

     We are permitted to lend up to 100% of the appraised value of real property securing a mortgage loan. However, if the amount of a conventional, residential loan (including a construction loan or a combination construction and permanent loan) originated or refinanced exceeds 90% of the appraised value, federal regulations require that private mortgage insurance be obtained on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. We originate single family residential mortgage loans up to a 97% loan-to-value ratio if the required private mortgage insurance is obtained. Loans over 97% loan-to-value ratio, if originated, would be under special community support programs or one of the Federal Housing Administration, Veterans Administration or USDA Rural Housing Service or insurance programs.

     The loan-to-value ratio on a home loan secured by a junior lien generally does not exceed 100%, including the amount of the first mortgage on the collateral. With respect to home loans granted for construction or combination construction/permanent financing, we will lend up to 95% of the appraised value of the property on an "as completed" basis. The loan-to-value ratio on multi-family residential and commercial real estate loans is generally limited to 80% of value. Consumer loans are considered to be loans to natural persons for personal, family or household purposes, and these loans may be unsecured, secured by personal property or secured by liens on real estate which, when aggregated with prior liens, equals or exceeds the appraised value of the collateral property.

     The maximum amount that we could have been loaned to one borrower and the borrower's related entities at December 31, 2001, was approximately $2.9 million. We have no loans in our portfolio that exceed our loans to one borrower limit.

     Federal regulations also permit us to invest, in the aggregate, up to four times our regulatory capital in loans secured by non-residential or commercial real estate. At December 31, 2001, this limit allowed us to invest in non-residential or commercial real estate loans in an aggregate amount up to $78.6 million. At such date, we had $29.0 million in loans secured by non-residential or commercial real estate.

     Income from Loan Activities and Loan Servicing. We receive fees in connection with loan commitments and originations, loan modifications, late payments, assumptions related to changes of property ownership and for miscellaneous services related to loans. We also receive fees for servicing loans owned by others. At December 31, 2001, we were servicing $139.8 million in loans for other institutions, which produced $335,627 in servicing income. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent upon prevailing mortgage interest rates and their effect on the demand for loans in our market area.

     Loan fees typically are charged at the time of loan origination and may be a flat fee or a percentage of the amount of the loan. Under current accounting standards such fees cannot typically be recognized as income and are deferred and taken into income over the contractual life of the loan, using a level yield method. If a loan is prepaid or refinanced, all remaining deferred fees with respect to such loan are taken into income at that time.

     Non-performing Loans and Foreclosed Assets. When a borrower fails to make a required payment on a loan, we attempt to collect the payment by contacting the borrower. If a payment on a loan has not been received by the end of a grace period (usually 15 days from the payment due date), notices are sent at that time, with follow-up contacts made thereafter. In most cases, the delinquencies are cured promptly. If the delinquency exceeds 90 days and is not cured through normal collection procedures, more formal measures are instituted to remedy the default, including the commencement of foreclosure proceedings.

     If foreclosure is effected, the property is sold at a public auction in which we may participate as a bidder. If we are the successful bidder, the acquired real estate property is then included in our "foreclosed assets" account until it is sold. Under federal regulations, we are permitted to finance sales of foreclosed assets. Such loans are referred to as "loans to facilitate" and may involve more favorable interest rates and terms than generally would be granted under our regular underwriting guidelines. At December 31, 2001, we had no loans to facilitate.

     Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued, but unpaid interest is deducted from interest income. Our policy is to not accrue interest on loans past due 90 days or more.

     Real estate acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is recorded at the lower of cost or fair value less costs to sell at the date of acquisition and any write-down resulting therefrom, is charged to the allowance for losses on loans.

     The following table sets forth certain information regarding our non-accrual loans and foreclosed assets, the ratio of such loans and foreclosed assets to total assets as of the date indicated, and certain other related information. There were no troubled debt restructuring or accruing loans more than 90 days delinquent at any of the dates presented (dollars in thousands).

                                                                 At December 31,
                                        -------------------------------------------------------------------------
                                           2001           2000           1999            1998            1997
                                           ----           ----           ----            ----            ----
Non-accrual loans:
   Real estate:
     Construction loans                  $   418        $   248        $     -         $     -         $     -
     Residential loans                     2,629          1,999          2,027           1,359           1,283
     Commercial loans                        481            773            629               -               -
                                          ------         ------         ------          ------          ------

Total real estate                          3,528          3,020          2,656           1,359           1,283
                                          ------         ------         ------          ------          ------

   Commercial loans                           39              -              -               -               -
   Consumer and other loans                   22             23              -               1               -
                                          ------         ------         ------          ------          ------

Total non-accrual loans                  $ 3,589        $ 3,043        $ 2,656         $ 1,360         $ 1,283
                                          ======         ======         ======          ======          ======

Total non-accrual loans to total loans       1.3%           1.4%           1.4%            0.9%            1.0%
                                          ======         ======         ======          ======          ======
Total non-accrual loans to total assets      1.1%           1.2%           1.3%            0.8%            0.9%
                                          ======         ======         ======          ======          ======
Total allowance for loss to total
   non-accrual loans                        49.2%          53.7%          54.1%           83.5%           86.5%
                                          ======         ======         ======          ======          ======

Foreclosed assets:
   Real estate acquired by foreclosure   $   714        $   431        $   295         $ 1,107         $ 1,390
                                          ------         ------         ------          ------          ------
     Total foreclosed assets             $   714        $   431        $   295         $ 1,107         $ 1,390
                                          ======         ======         ======          ======          ======
     Total non-accrual loans and
       foreclosed assets to total assets     1.4%           1.4%           1.4%            1.4%            1.9%
                                          ======         ======         ======          ======          ======

     During 2001, our total non-accrual loans increased by approximately $546,000. If the non-accrual loans at December 31, 2001, had been current in accordance with their original terms for the entire year (or from the date of origination if originated during such period), the total interest income on such loans for the period ended December 31, 2001, would have been increased $285,228.

     At December 31, 2001, non-accruing construction loans consisted of 9 construction loans totaling $738,712. Such loans have an average balance of $82,079 and no loan exceeds $127,471. The $2.5 million of non-accruing single-family residential permanent loans at December 31, 2001, consists of 45 loans. Such loans have an average loan balance of approximately $54,527 and no loan exceeded $185,830.

     At December 31, 2001, there was one non-accruing commercial real estate loan secured by an office building with a loan balance of $133,198, and one non-accruing land loan with a loan balance of $408,165. Non-accruing commercial, consumer and other loans consisted of 3 loans totaling $21,951. Such loans have an average balance of $7,317 and no loan exceeds $18,664.

     The $713,717 in foreclosed assets, is comprised of 8 assets, all of which were single family properties with an average balance of $89,215.

Provisions for Loan Losses

     A quarterly provision for loan losses is generally charged to operations based upon management's evaluation of the estimated losses in our loan portfolio. During 2001, management charged $540,000 to our provision for loan losses.

     During 2001, our net loans increased by $41.3 million. Although we believe that our present allowance for loan losses is adequate as of December 31, 2001, the provisions are based on the current and currently anticipated future operating conditions, thereby causing these estimates to be susceptible to changes that could result in a material adjustment to results of operations in the near term. The amount needed in the allowance for loan losses is based on the particular circumstances of the individual non-performing loans, including the type, amount, and value of the collateral, if any, and the overall composition and amount of the performing loans in the portfolio at the time of evaluation, and, as a result, will vary over time.

     Although we are placing more emphasis on commercial real estate and SBA loans, the composition of our loan portfolio continues to be concentrated primarily on residential mortgage loans, which tend to have a lower risk of loss. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond our control. Therefore, actual losses in future periods could differ materially from amounts provided in the current period and could result in a material adjustment to operations.

     The allowance for loan losses at December 31, 2001 was $1,764,520, or 49.2% of non-performing loans and .67% of total loans net of LIP compared to $1,634,259, or 53.7% of non-performing loans and .73% of total loans net of LIP at December 31, 2000. The allowance at December 31, 2001 consisted of reserves for the performing loans in the portfolio and reserves against certain loans based on management's evaluation of these loans. During 2001, a portion of the reserves was utilized to write down the loans when they became real estate owned and were subsequently sold. The higher level of reserves at December 31, 2001, reflects the increase in total loans outstanding during 2001. As the amount of commercial loans in the portfolio increases an overall higher level of reserves will be required.

     In addition to the continuing internal assessment of the loan portfolio, our loan portfolio is also subject to examination by the OTS.

Allowance for Losses on Loans

     When establishing our allowance for loan losses, a number of factors are considered. For loan loss purposes, the loan portfolio is segregated into the following broad segments:

o commercial real estate;   o residential real estate;   o commercial  business;
o consumer

     A  general   allowance  for  losses  is  then  provided  for  each  of  the aforementioned segments, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

     Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to bring the allowance for loan losses to the required level as determined above.

     Although we believe that we use the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to our allowance for loan losses will be the result of periodic loan, property, and collateral reviews and thus cannot be predicted in advance. In addition, federal regulatory agencies, as an integral part of the examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance level based upon their judgment of the information available to them at the time of their examination.







                           [ Intentionally left blank]

     The following table sets forth information with respect to our allowance for loan losses during the periods indicated. The allowances shown in the table below should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the allowance indicates future charge-off amounts or trends (dollars in thousands).


                                                                            As of The Year Ended December 31,
                                                       --------------------------------------------------------------------------
                                                             2001            2000            1999            1998           1997
                                                             ----            ----            ----            ----           ----

Average loans outstanding, net of LIP                    $ 242,569       $ 212,567       $ 176,152       $ 135,617      $ 113,472

Allowance at beginning of year                               1,634           1,438           1,136           1,111          1,533
                                                         ---------       ---------       ---------       ---------      ---------
Charge-offs:
     Residential real estate loans                            (211)           (150)            (36)           (163)             -
     Construction loans                                        (27)              -               -               -              -
     Commercial real estate loans                                -               -              (3)              -           (479)
     Commercial loans                                         (188)              -               -               -              -
     Consumer and other loans                                    -               -               -               -            (50)
                                                         ---------       ---------       ---------       ---------      ---------

     Total loans charged-off                                  (426)           (150)            (39)           (163)          (529)

Recoveries                                                      17              17              21              23             14
                                                         ---------       ---------       ---------       ---------      ---------
Net charge-offs                                               (409)           (133)            (18)           (140)          (515)

Provision for loan losses                                      540             329             320             165             93
                                                         ---------       ---------       ---------       ---------      ---------
Allowance at end of year                                 $   1,765       $   1,634       $   1,438       $   1,136      $   1,111
                                                         =========       =========       =========       =========      =========

Ratio of net charge-offs to average loans outstanding          .17%           0.06%           0.01%           0.10%          0.45%
                                                         =========       =========       =========       =========      =========
Ratio of allowance to period-end total loans, net of LIP       .67%           0.73%           0.77%           0.75%          0.91%
                                                         =========       =========       =========       =========      =========
Period-end total loans, net of LIP                       $ 264,088       $ 222,800       $ 186,660       $ 152,068      $ 121,909
                                                         =========       =========       =========       =========      =========

     The following table represents information regarding our total allowance for losses, as well as the allocation of such amounts to the various categories of loans (dollars in thousands).

                                                                   As of The Year Ended December 31,
                                ----------------------------------------------------------------------------------------------------
                                     2001                 2000                 1999                1998               1997
                                ------------------  -------------------  -------------------  ------------------  -----------------
                                        Percent of           Percent of           Percent of          Percent of         Percent of
                                         Loans to             Loans to             Loans to            Loans to           Loans to
                                           Total               Total                Total               Total               Total
                                Amount     Loans    Amount     Loans     Amount     Loans     Amount    Loans     Amount    Loans
                                ------     -----    ------     -----     ------     -----     ------    -----     ------    -----

Residential real estate
   loans                       $   983     80.0%   $   723     85.4%    $   713     87.9%     $  502    87.7%     $  414    86.5%
Commercial real estate
   loans (including multi-
   family and land loans)          342     16.4        750     12.1         550     10.7         431    11.4         434    12.0
All other loans                     98      3.6        161      2.5         175      1.4         203     0.9         263     1.5
                                ------     -----    ------     -----     ------     -----     ------    -----     ------   ------

Total allowance for loan
   losses                      $ 1,765    100.0%   $ 1,634    100.0%    $ 1,438    100.0%     $ ,136   100.0%     $1,111   100.0%
                                ======     =====    ======    ======     ======     =====     ======    =====     ======   ======

Mortgage-Backed Securities

     We purchase mortgage-backed securities, which are guaranteed as to principal and interest by FNMA, an agency of the Federal government. The securities are permissible investments for a savings institution and were acquired primarily for their liquidity, yield, and credit characteristics. Such securities may be used as collateral for borrowings. The mortgage-backed securities that were purchased are backed by adjustable rate mortgage loans. At December 31, 2001, these securities totaled $7,495,638.

Investment Activities

     During 2001, we purchased municipal bonds and corporate equity securities. At December 31, 2001, we did not have any securities pledged to the FHLB as collateral under its short-term credit agreement.

     The following table sets forth the carrying value of our total investments and liquidity as of the dates indicated (in thousands).

                                                        December 31,
                                              --------------------------------
                                                 2001        2000       1999
                                                 ----        ----       ----
Short-term investments:
   Interest-bearing deposits                  $  8,608    $  2,911   $  4,470

Debt securities:
   FHLB note                                         -       6,687      6,571
   Municipal bonds                               2,097           -          -

Mortgage-backed securities                       7,496       1,389      1,921

Equity securities:
   FHLB stock                                    3,075       2,525      1,960
   Corporate preferred stock                     4,335           -          -
                                              ---------   ---------  ---------

Total investment portfolio                    $ 25,631    $ 13,512   $ 14,922
                                              =========   =========  =========

Impact of Interest Rates on the Investment Portfolio

     During early 2001 interest rates decreased as the Federal Reserve began to decrease short term interest rates. As interest rates began to decrease and loan demand began to slow as a result of the slowing national economy, we purchased mortgage-backed securities, municipal bonds, and corporate preferred stock as an alternative to loans. As interest rates continued to decline in late 2001, we sold the FHLB note we owned at a profit. All investments in our investment portfolio are classified as available-for-sale. At December 31, 2001, we had unrealized pre-tax losses of $235,623, as compared to $509,769 at December 31, 2000.

     As a condition of our membership in the Federal Home Loan Bank of Atlanta we are required to own the FHLB stock. The other investments in the portfolio, with the exception of the preferred stock, are eligible for inclusion in our liquidity base in meeting our regulatory liquidity requirement.

Sources of Funds

     General. Deposits are our primary source of funds for use in lending and for other general business purposes. In addition to deposits, funds are obtained from normal loan amortization and prepayments and from operations. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general market interest rates and economic conditions. Borrowings are also used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds. Borrowings may also be used on a longer term basis to support expanded lending or investment activities. At December 31, 2001, we had $15.0 million in FHLB Advances outstanding, which are due in one year or less.

     Deposits. Due to changes in regulatory and economic conditions in recent years, we have increasingly emphasized deregulated fixed-rate certificate accounts and other types of deposits. We have a number of different programs that are designed to attract both short-term and long-term deposits, and interest bearing and non-interest bearing transaction accounts for consumers and business. These programs include statement savings accounts, NOW accounts, MMDAs, checking accounts, and certificates of deposit currently ranging in terms from 91 days to 120 months.

     Deposits have generally been obtained from residents in our primary market area and, to a lesser extent, nationwide, via brokers and a computer network. The principal methods used to attract "in market" deposit accounts have included offering a wide variety of services and accounts, competitive interest rates and convenient office locations, including access to automated teller machines ("ATMs") and Internet Banking. We currently operate three ATM's and our customers also have access to the Star(R) (previously Honor) and other shared ATM networks. We also offer customers Internet Banking with access to their accounts, funds transfer, and bill paying. On occasion we utilize brokered deposits and also some negotiated rate certificates of deposit less than $100,000 acquired through the CD Network(R), which electronically allows us to display its rates on certificates to individual investors nationwide. Our personnel then deal directly with investors who telephone or write for information concerning certificates of deposit.

     The  following  table  shows  the   distribution   of,  and  certain  other
information relating to, our deposits by type as of the dates indicated. (dollars in thousands)

                                                                    At December 31,
                                         ------------------------------------------------------------------------
                                               2001                      2000                      1999
                                         ---------------------     ---------------------     --------------------
                                                    Percent of                Percent of               Percent of
                                         Amount      Deposits      Amount      Deposits      Amount     Deposits
                                         ------      --------      ------      --------      ------     --------
Noninterest-bearing checking
   accounts                              $  5,135        2.3%      $  2,677        1.5%      $  2,266       1.5%
Regular savings accounts                    1,923        0.8          2,032        1.1            977       0.6
Money-market accounts                      32,368       14.4         14,479        8.0         15,159       9.9
NOW accounts                                1,348        0.6          3,108        1.7          2,709       1.8
                                            -----        ---          -----        ---          -----       ---

   Subtotal                                40,774       18.1         22,296       12.3         21,111      13.8
                                           ------       ----         ------       ----         ------      ----

Time deposits:
   2.00% to 2.99%                          26,283       11.7              -          -              -         -
   3.00% to 3.99%                          33,585       14.9              -          -              -         -
   4.00% to 4.99%                          69,515       30.8          4,671        2.6         33,432      21.8
   5.00% to 5.99%                          31,206       13.8         10,894        6.0         81,548      53.1
   6.00% to 6.99%                          22,669       10.1        119,891       65.9         17,421      11.3
   7.00% to 7.99%                           1,368        0.6         24,084       13.2              -         -
   ----     ----                            -----        ---         ------       ----

   Total time deposits                    184,626       81.9        159,540       87.7        132,401      86.2
                                          -------       ----        -------       ----        -------      ----

   Total deposits                        $225,400      100.0%      $181,836      100.0%      $153,512     100.0%
                                         ========      =====       ========      =====       ========     =====


     The following table shows the average amount of and the average rate paid on each of the following categories during the periods indicated. (dollars in thousands)

                                                                     At December 31,
                                         ------------------------------------------------------------------------
                                                 2001                       2000                     1999
                                         --------------------      --------------------      --------------------
                                         Average      Average      Average      Average      Average      Average
                                         Balance       Rate        Balance       Rate        Balance       Rate
                                         -------       ----        -------       ----        -------       ----
Money-market, NOW and noninterest-
   bearing checking accounts             $ 28,110      2.93%       $ 18,825      3.21%       $ 19,884      3.18%
Regular savings                             1,269      4.33           2,186      4.09             947      2.53
Time deposits                             166,453      5.76         146,858      6.06         122,689      5.18
                                          -------      ----         -------     -----         -------     -----

Total deposits                           $195,832      5.35%       $167,869      5.72%       $143,520      4.89%
                                          =======      ====         =======      ====         =======      ====


     The variety of deposit accounts that we offer has increased our ability to retain deposits and has allowed us to be competitive in obtaining new funds, although the threat of disintermediation (the flow of funds away from savings institutions into direct investment vehicles such as government and corporate securities) still exists. Newer types of accounts, however, have been more costly than traditional accounts during periods of high interest rates. Our ability to attract and retain deposits and our cost of funds have been, and will continue to be, significantly affected by market conditions.

     We periodically review the rates offered by other deposit institutions in our market area and make adjustments to the rates we offer to be competitive with such institutions. Our deposits increased to $225.4 million at December 31, 2001, from $181.9 million at December 31, 2000.

     The following table sets forth jumbo certificates of $100,000 and over, maturing as follows (dollars in thousands):

                                                            As of
                                                        December 31,
                                                            2001
                                                            ----

       Due three months or less                         $   9,433
       Due over three months to six months                 14,290
       Due over six months to one year                     30,262
       Due over one year                                   20,539
                                                           -------

                                                        $  74,524
                                                        =========

     Borrowings. We are permitted to obtain advances from the FHLB of Atlanta, secured by the capital stock of the FHLB of Atlanta that we own and certain of our home mortgage loans and other assets (principally, securities which are obligations of, or guaranteed by, the U.S. government or agencies thereof), provided certain standards related to creditworthiness have been met. Such advances may be made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities, and the FHLB of Atlanta prescribes the acceptable uses to which the advances pursuant to each program may be made as well as limitations on the size of such advances.

     Depending on the program, such limitations are based either on a fixed percentage of our regulatory capital, our liability for shares and deposits, or on the FHLB's assessment of our creditworthiness. The FHLB is required to review its credit limitations and standards at least once every six months. Prepayment of FHLB of Atlanta advances would incur prepayment penalties. At December 31, 2001, we had $50.0 million in borrowings outstanding.

The following is an analysis of the advances from the FHLB:

Amount outstanding at December 31, 2001:

  Maturity Date            Rate           Amount           Type
  -------------            ----           ------           ----

  01/07/02                 2.56%      $  5,000,000       Fixed Rate
  12/05/02                 6.39          5,000,000       Fixed Rate
  12/27/02                 5.95          5,000,000       Fixed Rate
  01/22/03                 5.45          5,000,000       Fixed Rate
  12/05/03                 6.39          5,000,000       Fixed Rate
  12/05/11 *               3.73         25,000,000       Fixed Rate
                           ----         ----------
                           4.54%      $ 50,000,000
                           ====         ==========


* FHLB has a one time call option in 2004.

Amount outstanding at December 31, 2000:


  Maturity Date            Rate           Amount           Type
  -------------            ----           ------           ----

  01/04/01                 6.48%      $  5,000,000       Fixed Rate
  12/04/01                 6.35          1,500,000       Variable
  03/05/01                 5.96          5,000,000       Fixed Rate
  03/17/01                 6.70          5,000,000       Fixed Rate
  06/13/01                 7.11         10,000,000       Fixed Rate
  12/05/02                 6.39          5,000,000       Fixed Rate
  12/27/02                 5.95          5,000,000       Fixed Rate
  12/05/03                 6.39          5,000,000       Fixed Rate
                           ----         ----------
                           6.51%      $ 41,500,000
                           ====         ==========





                           [Intentionally left blank]

     Variable rate advances reprice daily and may be repaid at any time without penalty. Fixed rate advances incur a prepayment penalty if repaid prior to maturity, and the interest rate is fixed for the term of the advance.

                             Amounts Outstanding at:
--------------------------------------------------------------------------------
               2001                                       2000
------------------------------------      --------------------------------------
Month-End     Rate          Amount        Month-End      Rate          Amount
---------     ----          ------        ---------      ----          ------

01/31/01      6.33%      $45,000,000      01/31/00       5.98%      $35,200,000
02/28/01      6.26        49,500,000      02/29/00       5.98        47,200,000
03/31/01      5.92        54,500,000      03/31/00       6.23        45,300,000
04/30/01      5.89        48,000,000      04/30/00       6.20        43,800,000
05/31/01      5.85        48,000,000      05/31/00       6.19        40,000,000
06/30/01      4.34        56,000,000      06/30/00       6.41        41,100,000
07/31/01      5.04        48,000,000      07/31/00       6.49        47,000,000
08/31/01      4.99        47,500,000      08/31/00       6.48        45,500,000
09/30/01      4.99        37,500,000      09/30/00       6.45        42,500,000
10/31/01      4.23        53,500,000      10/31/00       6.45        43,000,000
11/30/01      3.98        55,500,000      11/30/00       6.50        49,500,000
12/31/01      4.54        50,000,000      12/31/00       6.51        41,500,000

     During the twelve-month periods ended December 31, 2001 and December 31, 2000, average advances outstanding totaled $48.3 million and $44.4 million at an average rate of 5.13% and 6.39%, respectively.

     Advances from the FHLB are collateralized under a blanket floating lien on our qualifying residential mortgage loans and FHLB stock at December 31, 2001.

Expansion Plans

     The lease on our corporate headquarters in Winter Park expired on December 31, 2000 and we vacated the premises. In an effort to reduce overhead, we expanded our leased space by 7,000 square feet at the Sanford, Florida facility to accommodate our accounting, operations, lending, and administration functions. We intend to maintain a strong presence in Winter Park through our new full service branch facility located on Morse Boulevard, which has three drive-in lanes, a drive up ATM, and a three story parking garage. The branch opened for business on December 4, 2000. We lease approximately 8,193 square feet on two floors of which we are subleasing approximately 3,577 square feet on the second floor. Because of our ability to obtain lower cost office space in Sanford, we decided to sublease our second floor space and move our commercial loan department to Sanford.

     On June 22, 2001, we opened a new full-service branch facility in New Smyrna, Florida. The office occupies 1,500 square feet in an active shopping center. The New Smyrna Beach Branch provides us with an additional market from which we should be able to generate lower cost deposits and expand our lending market throughout the Central Florida region.

     On February 4, 2002, the Sanford branch office, which originally opened in October 1998, relocated to a new 3,000 square foot facility with three drive-up lanes and a fourth lane which has a drive-up ATM. The new location is next to the building where the branch originally opened and provides our customers with easier access and extended hours.

     In February, a transaction was completed in which we entered into a 99 year ground lease for a branch site in Casselberry, Florida, which will be the location of a new branch office. The ground lease provides for a one-time payment of rent for the 99-year term and options to purchase the land at any time during the lease term. The branch is scheduled to open in September, 2002 pending approval by the OTS and construction of the facility.

     At present we are in the process of identifying one additional branch site in our primary market area that would open in 2002.

Employees

     At December 31, 2001, Federal Trust had no full-time employees, while Federal Trust Bank and its subsidiaries had a total of 61 full-time employees. Management considers relations with its employees to be excellent.

     Federal Trust currently maintains a comprehensive employee benefit program providing, among other benefits, hospitalization and major medical insurance, long-term disability insurance, life insurance, education assistance, an employee stock ownership plan ("ESOP") and a 401K Plan. These benefits are considered by management to be generally competitive with employee benefits provided by other major employers in Federal Trust's market areas. Federal Trust's employees are not represented by any collective bargaining group.

Other Subsidiaries

     At December 31, 2001, Federal Trust had no subsidiaries other than Federal Trust Bank. The total equity investment at December 31, 2001 was $19.7 million.

Bank Subsidiaries

     There are no limits on the amount a savings institution may invest in its operating subsidiaries, either separately or in the aggregate. During 2001, Federal Trust Bank had two operating subsidiaries, FTB Financial Services, Inc. ("FTBFS") and Vantage Mortgage Services Center, Inc. ("Vantage Mortgage"). FTBFS, which commenced operations in 1996, engages in the business of selling insurance annuities, stocks and bond products. FTBFS had minimal operations in 2001 and 2000. Vantage Mortgage commenced operations on June 1, 1999. Vantage Mortgage originated residential mortgages (FHA and VA) in the Gainesville, Florida market. Vantage ceased operations during March 2001 and dissolved in September 2001. At December 31, 2001, our investment in FTBFS was $27,858.

Legal Proceedings

     There are no material pending legal proceedings to which we are a party, or to which any of our property is subject.

Monetary Policies

     The results of our operations are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates, which member banks may pay on time, and savings deposits. In view of changing conditions in the national economy and in the money market, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to our possible future changes in interest rates, deposit levels, loan demand or our business and earnings.


                           REGULATION AND SUPERVISION

General

     Federal Trust, is a registered savings and loan holding company within the meaning of the Home Owners' Loan Act ("HOLA"). Federal Trust and Federal Trust Bank operate in a highly regulated environment. Our business activities, which are governed by statute, regulation and administrative policies, are supervised by a number of federal regulatory agencies, including the OTS, the Federal Deposit Insurance Corporation and, to a limited extent, the Federal Reserve Board. The following is a brief summary of the more recent legislation which affects Federal Trust and our subsidiaries:

     In November 1999, the financial services regulations were significantly reformed with the adoption of the Gramm-Leach-Bliley Act ("GLB"). The GLB provides for the streamlining of the regulatory oversight functions of the various federal banking agencies. Of significance, while the GLB permits bank holding companies that are well managed, well capitalized and that have at least a satisfactory Community Reinvestment Act rating to operate as Financial Holding Companies ("FHC"), it essentially eliminated the unlimited investment authority of a "unitary savings and loan holding company." Savings and loan holding companies are now, for the most part, limited to activities permitted by a bank holding company, a multiple savings and loan holding company, or an FHC.

     The  GLB  also  requires  financial   institutions  to  permit,   with  few
exceptions, their customers to "opt out" of having their personal financial information shared with non-affiliated third parties. The GLB bars financial institutions from disclosing customer account numbers to direct marketers and mandates that institutions provide annual disclosure to their customers regarding the institution's privacy policies and procedures. We have chosen to permit our customers to "opt out" if they choose to.

Regulation of the Holding Company

     Restrictions on the Acquisition of Savings Institutions. Section 1467a of the HOLA provides that no holding company, directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions, may acquire "control"of an insured savings institution at any time without the prior approval of the OTS. In addition, any holding company that acquires such control becomes a savings and loan holding companysubject to registration, examination and regulation under HOLA and the regulations promulgated thereunder. Control in this context means ownership, control of, or holding proxies representing more than 25% of the voting shares of, an insured institution, the power to control in any manner the election of a majority of the directors of such institution or the power to exercise a controlling influence over the management or policies of the institution.

     The OTS also has established certain rebuttable control determinations. An acquiror must file for approval of control with the OTS, or file to rebut the presumptions before surpassing a rebuttable control level of ownership. To rebut the presumption, the acquiror must file a submission with the OTS setting forth the reasons for rebuttal. The submission must be filed when the acquiror acquires more than 25% of any class of voting stock of the savings bank and when they have any of the control factors enumerated in 12 C.F.R. Section 574.4(c) which include, but are not limited to:

     o the acquiror would be one of the two largest stockholders of any class of voting stock;
     o the acquiror and/or the acquiror's representative or nominees would constitute more than one member of the savings bank's board of directors; and
     o the acquiror or nominee or management official of the acquiror would serve as the chairman of the board of directors, chairman of the executive committee, chief executive officer, chief operating officer, chief financial officer, or in any similar policy making authority in the savings bank.

     Transactions with Affiliates. The authority of Federal Trust to engage in transactions with related parties or "affiliates or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA").
Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus.

     Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in the FRA and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and circumstances, including credit standards, that are substantially the same or at least as favorable to the savings institution as those prevailing at the time for comparable transactions with a non-related party or non-affiliated holding company. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-related parties or non-affiliated companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956. Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

     In addition, Sections 22(g) and 22(h) of the FRA and Regulation O (which set limits on extensions of credit to executive officers, directors and 10% stockholders, as well as companies which such persons control) apply to savings institutions. Among other things, such loans must be made on terms, including interest rates, substantially the same as loans to unaffiliated individuals and which involve no more than the normal risk of collectibility. These regulations also place limits on the amount of loans we may make to such persons. These restrictions apply in addition to certain restrictions on transactions with affiliates contained in the OTS regulations.

     Support of Subsidiary Depository Institutions. Under OTS policy, Federal Trust is expected to act as a source of financial strength to and to commit resources to support Federal Trust Bank. This support may be required at times when, in the absence of such OTS policy, Federal Trust might not be inclined to provide such support. In addition, any capital loans by Federal Trust to Federal Trust Bank must be subordinate in right of payment to deposits and to certain other indebtedness of Federal Trust Bank. In the event of bankruptcy, any commitment by a holding company to a federal bank regulatory agency to maintain the capital of a subsidiary depository institution will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

     Under the FDIA, a depository institution of a holding company, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC, in connection with:

     o  the   default  of  a   commonly   controlled   FDIC-insured   depository
        institution; or
     o  any  assistance   provided  by  the  FDIC  to  any  commonly  controlled
        FDIC-insured depository institution in danger of default.

     Default is defined generally as the appointment of a conservator or a receiver and "in danger of default"is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     Payment of Dividends. To date, the principal source of cash flow of Federal Trust, including cash flow to pay cash dividends, has been dividends from Federal Trust Bank. There are statutory and regulatory limitations on the payment of dividends by Federal Trust Bank. Our ability to pay a dividend to Federal Trust is governed by the OTS's capital distribution regulation. Under the regulation, we may make a capital distribution without the approval of the OTS, provided the OTS is notified 30 days before declaration of the capital distribution. We must also meet the following requirements:

     o  it has a regulatory rating in one of the two top examination categories;
     o it is not of supervisory concern, and will remain adequately or well-capitalized, as defined in the OTS prompt corrective action regulations, following the proposed distribution; and
     o the distribution does not exceed our net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid).

     If we do not meet the above-stated requirements, it must obtain the prior approval of the OTS before declaring any proposed distributions. The OTS can prohibit a proposed capital distribution by a savings institution, which would otherwise be permitted by the regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice. Federal Trust did not pay a dividend in 2001. Earnings are currently being reinvested to support our current growth.

34 Act Reporting

     Federal Trust is a publicly traded company with its shares of common stock registered under the Securities Act of 1933. As such Federal Trust is required to file periodic public disclosure reports with the Securities and Exchange Commission, pursuant to the Securities and Exchange Act of 1934, and the regulations promulated thereunder. A Form 10-KSB is a required annual report that must contain a complete overview of Federal Trust's business, financial, management, regulatory, legal, ownership and organizational status. Federal Trust must file Form 10-KSB by March 31 of each year.

     Similarly, Form 10-QSB must contain information concerning Federal Trust on a quarterly basis. Although Form 10-KSB requires the inclusion of audited financial statements, unaudited statements are sufficient for inclusion on Form 10-QSB. Additionally, any significant non-recurring events that occur during the subject quarter, as well as changes in securities, any defaults and the submissions of any matters to a vote of security holders, must also be reported on Form 10-QSB.

     Recently, the National Association of Securities Dealers adopted a rule requiring the audit committees of Boards of Directors of reporting corporations, such as Federal Trust, to undertake certain organizational and operational steps. The Securities and Exchange Commission also adopted a similar rule. These standards require our audit committee to be comprised of a majority of independent, non-employee directors who are financially literate. Furthermore, the audit committee has adopted a formal charter defining the scope for its operations. The Securities and Exchange Commission's rule also requires our auditors to review the financial statements contained in our Form 10-QSBs, in addition to our Form 10-KSBs.

Regulation of Federal Trust Bank

     Capital Requirements. Both OTS and FDIC have promulgated regulations setting forth capital requirements applicable to depository institutions. The OTS capital regulations require savings institutions to meet three capital standards:

     o a 1.5% tangible capital ratio (defined as the ratio of tangible capital to adjusted total assets);
     o a 4% leverage (core capital) ratio (defined as the ratio of core capital to adjusted total assets); and
     o  an 8% risk-based capital standard as defined below.

     On April 1, 1999, the OTS amended its capital regulation, raising the required leverage (core capital) ratio from 3% to 4%. Our tangible capital, core capital, and risk-based capital ratios at December 31, 2001 were 6.5%, 6.5%, and 11.4%, respectively.

     Core capital is defined as common stockholder's equity (including retained earning), certain noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries, certain goodwill and certain mortgage servicing rights less certain intangible assets, mortgage servicing rights less certain intangible assets, mortgage servicing rights and investments in nonincludable subsidiaries. Tangible capital is defined in the same manner as core capital, except that all intangible assets (excluding certain mortgage servicing rights) must be deducted. Adjusted total assets is defined as GAAP total assets, minus intangible assets (except those included in core capital). The OTS regulations also require that in calculating the leverage ratio, tangible and risk-based capital standards, savings institution must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Federal Trust Bank currently has only one subsidiary, FTB Financial Services, Inc., which is in the business of selling non-FDIC insured annuities.

     The OTS risk-based capital standard for savings institutions requires that total capital (comprised of core capital and supplementary capital) be at least 8% of risk-weighted assets. In determining risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. Generally, zero weight is assigned to risk-free assets, such as cash and unconditionally guaranteed United States Government securities. A weight of 20% is assigned to, among other things, certain obligations of United States Government-sponsored agencies (such as the FNMA and the FHLMC) and certain high quality mortgage-related securities. A weight of 50% is assigned to qualifying mortgage loans and certain other mortgaged-related securities, repossessed assets and assets that are 90 days or more past due.

     The components of core capital are equivalent to those discussed above. The components of supplementary capital include permanent capital instruments (such as cumulative perpetual preferred stock, mandatory convertible subordinated debt and perpetual subordinated debt), maturing capital instruments (such as mandatory convertible subordinated debt and intermediate-term preferred stock) and the allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

     The OTS incorporated an interest-rate component as part of the calculation of a savings institution's regulatory capital. Savings institutions with "above normal"interest-rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings institution's interest-rate risk is measured by the decline in the net portfolio value of its assets (i.e. the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates (whichever results in a lower net portfolio value) divided by the estimated economic value of the savings institution's assets, as calculated in accordance with guidelines set forth by the OTS. A savings institution whose measured interest-rate risk exposure exceeds 2% must deduct an interest-rate component in calculating its total capital under the risk-based capital rule.

     The interest-rate risk component is an amount equal to one-half of the difference between the savings institution's measured interest-rate risk and 2%, multiplied by the estimated economic value of the savings institution's assets. That dollar amount is deducted from the savings institution's total capital in calculating compliance with its risk-based capital requirement. The interest rate-risk rule includes an assessment of exposure to declines in the economic value of a savings institution's capital due to changes in interest rates. Under the rule, there is a three-quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. Each quarter, the OTS calculates a savings institution's interest-rate risk exposure and advises the savings institution of any interest-rate risk capital component resulting from greater than "normal"exposure. The rule also provides that the Director of the OTS may waive or defer a savings institution's interest-rate risk component on a case by case basis. As of December 31, 2001, our interest rate-risk exposure, according to OTS calculations, would not have been above the threshold requiring an additional capital component.

     At December 31, 2001, we met each of our capital requirements. The following table sets forth the regulatory capital calculations of Federal Trust Bank at December 31, 2001:

                              Tier I                          Risk-Based
                         ---------------------          ----------------------
                                       Percent                         Percent
                                         of                              of
                         Amount        Assets           Amount         Assets
                         ------        ------           ------         ------

Regulatory capital      $ 19,658         6.5%          $ 21,393         11.4%
Requirement               12,129         4.0             14,998          8.0
                          ------         ---             ------         ----

Excess                  $  7,529         2.5%          $  6,395          3.4%
                           =====        ====            =======         ====


     Standards for Safety and Soundness. The FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994, requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The OTS and the other federal banking agencies adopted a rule establishing deadlines for the agencies to submit and review safety and soundness compliance plans and Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business.

     The   guidelines   also   establish   certain  basic   standards  for  loan
documentation, credit underwriting, interest rate-risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and that they should take into account factors such as compensation practices at comparable institutions. The Interagency Guidelines also include asset quality and earnings standards.

     If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution is required to submit an acceptable compliance plan to the OTS within 30 days after receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions.

     Insurance of Deposit Accounts. The FDIC is the administrator for the Savings Institution Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF"), and independently establishes insurance premiums for each Fund. Our deposit accounts are insured by the SAIF which is also administered by the FDIC. The Federal Deposit Insurance Act requires the FDIC to increase the reserves of the SAIF and the BIF to 1.25% of total insured deposits. Both funds are now fully funded.

     The FDIC applies a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. In accordance with its rule, the FDIC assigns a depository institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. A depository institution's assessment rate depends on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     The current regular semi-annual SAIF assessments range between 0% - 0.27% of deposits. Our assessment at December 31, 2001, was 3 basis points on deposits.

     Qualified   Thrift   Lender  Test  ("QTL").   The  HOLA  requires   savings
institutions to meet a QTL test. The QTL test, as amended by the FDICIA, requires savings institutions to maintain at least 65% of its "portfolio assets" (as defined by regulation) in qualified thrift investments, primarily residential mortgages and related investments on a monthly basis in nine out of every 12 months. As of December 31, 2001, we exceeded the QTL test, maintaining 92% of our portfolio assets in qualified thrift investments.

     Interstate Banking. Federally chartered savings institutions are allowed to branch nationwide to the extent allowed by federal statute. This ability permits savings institutions with interstate networks to diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings institutions. Prior approval of the OTS is required for a savings institution to branch interstate or intrastate. To obtain supervisory clearance for branching, an applicant's regulatory capital must meet or exceed the minimum requirements established by law and by the OTS regulations. In addition, the savings institution must have a satisfactory record under the Community Reinvestment Act ("CRA"). Federal Trust Bank does not conduct interstate branching operations and does not plan to do so in the foreseeable future.

     The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") eliminated many existing restrictions on interstate banking by authorizing interstate acquisitions of financial institutions by bank holding companies without geographic limitations. Under the Interstate Act, existing restrictions on interstate acquisitions of banks by bank holding companies were repealed. Bank holding companies located in Florida are able to acquire any
Florida-based   bank,   subject  to  certain   deposit   percentage   and  other
restrictions. The legislation also provides that de novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state is subject to applicable state branching laws. Florida law permits interstate branching through the acquisition of a bank in existence for more than three years, but prohibits de novo branching by out of state banks.

     OTS Assessments. Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, to be paid on a semiannually basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report. We paid $92,182 in OTS assessments for the year-ended December 31, 2001.

Federal Home Loan Bank System

     We are a member of the Federal Home Loan Bank system which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. As a member of the FHLB-Atlanta, we are required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20th of its advances (borrowings) from the FHLB-Atlanta, whichever is greater. We are in compliance with this requirement. FHLB advances must be secured by specified types of collateral and may be obtained only for the purpose of providing funds for residential housing finance.

     The FHLBs are required to provide funds for the resolution of insolvent savings institutions and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to members. For the year ended December 31, 2001, dividends paid by the FHLB-Atlanta to Federal Trust Bank amounted $192,506 at yield of 6.75% of our pre-tax income. Should dividends be reduced, or interest on FHLB advances increased, our consolidated net interest income might also be reduced. Furthermore, there can be no assurance that the value of the FHLB-Atlanta stock we hold will not decrease as a result of any new legislation.

Federal Reserve System

     Federal Reserve regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $41.3 million or less (subject to adjustment by the Federal Reserve) and an initial reserve of $1,239,000 plus 10% of accounts in excess of $41.3 million. The first $5.7 million of otherwise reversible balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. We are in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the OTS.

     Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce our interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve discount window, however, Federal Reserve regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. Accordingly, the scope of regulation and permissible activities of Federal Trust and Federal Trust Bank are subject to change by future federal and state legislation or regulation.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     On June 17, 1998, Federal Trust's stock began trading on the NASDAQ Small Cap Market under the symbol "FDTR". As of March 22, 2002, there were 348 holders of our common stock some of which are street name holders. We did not pay dividends during 2001 and 2000.

     On March 28, 2002, the closing sales price of Federal Trust's common stock was $4.37. From December 31, 2000, through December 31, 2001, the range of sale prices was $2.13 to $3.89. At December 31, 2001, the closing sales price of Federal Trust's stock was $3.49.

                                            Calendar Year 2001
                                         -----------------------
                                           Low $        High $
                                           -----        ------

         First Quarter                     2.13          2.63
         Second Quarter                    2.20          2.59
         Third Quarter                     2.27          2.64
         Fourth Quarter                    2.27          3.89

Transfer Agent and Registrar

     We currently use Registrar and Transfer Company, Cranford, NJ as our transfer agent and registrar for our common stock.

                             SELECTED FINANCIAL DATA
               (In Thousands of Dollars except per share amounts)

     The following table sets forth selected financial data for Federal Trust as of the dates and for the periods indicated. Such information is qualified in its entirety by the more detailed information set forth in the Financial Statements and the notes thereto included elsewhere herein. Data for the periods at or ended December 31:

Summary of Operations                                          2001       2000
                                                               ----       ----
Interest income                                              $ 19,950   $ 18,405
Interest expense                                               13,272     12,581
Net interest income                                             6,678      5,824
Provision for loan losses                                         540        329
Net interest income after provision for loan losses             6,138      5,495
Non-interest income                                             2,384      2,019
Non-interest expenses                                           6,538      5,865
Earnings before income taxes                                    1,984      1,649
Income taxes                                                      716        424
Net earnings                                                    1,267      1,225
Net earnings per basic and diluted share                          .25        .25
Average equity to average assets                                6.30%      6.44%
Return on average assets                                         .47%       .52%
Return on average equity                                        7.40%      8.02%

Summary of Financial Condition

Cash, non-interest-bearing                                      2,958      2,048
Investments(2)                                                 25,631     13,512
Loans, net                                                    264,187    222,895
All other assets                                               13,705     10,483
                                                              -------    -------
Total assets                                                 $306,481    248,938
                                                             ========    =======
Deposits                                                      225,400    181,836
Borrowings                                                     52,115     43,515
All other liabilities                                          10,434      7,880
Stockholders' equity                                           18,532     15,707
                                                              -------    -------
Total liabilities and stockholders' equity                   $306,481   $248,938
                                                             ========   ========
Other Data

Return on average assets                                         .47%       .52%
Return on average equity                                        7.40%      8.02%
Dividend payout                                                     -          -
Average equity to average assets ratio                          6.30%      6.44%
Average interest rate spread (1)                                2.31%      2.20%
Weighted-average yield on average interest-earning assets       7.70%      8.09%
Non-interest expenses to average assets                         2.41%      2.47%
Ratio of average interest-earning assets to average interest-
bearing liabilities                                              1.05       1.06
Total average interest-earning assets as a percentage of
average assets                                                  95.3%      96.0%
Non-performing loans and foreclosed assets as a
percentage of total assets                                      1.40%      1.40%
Allowance for loan losses as a percentage of total loans, net    .67%       .73%
Total number of full service facilities                             3          3
Total shares outstanding (in thousands)                         5,409      4,948
Basic and diluted earnings per share                         $    .25   $    .25
Book value per share                                         $   3.43   $   3.17

-----------------------
(1) Difference between weighted-average yield on all interest-earning assets and weighted-average cost on all interest-bearing liabilities.

(2) Includes interest-earning balances in other banks, investment securities and FHLB Stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

     As interest rates increased in 2000, we continued to concentrate on increasing our portfolio of adjustable rate loans and began decreasing the maturities of our liabilities in order not to be caught with too high a percentage of our liabilities in longer term higher rate instruments. The increase in interest rates in 2000 decreased due to the amount of loans we held that were prepaid as borrowers no longer refinanced their mortgages to take advantage of the lower rates that existed in early 1999. This resulted in a decrease in our premium writeoff. These premiums were paid when we purchased loans from third parties.

     As interest rates began to decline in 2001, due to the Federal Reserve's actions to lower the Fed Funds rate, we were adversely affected in the first quarter of 2001, as more loans repriced lower than deposits. However, since our overall GAP position was negative for the year, more deposits were repriced lower during the remainder of the year than loans. As a result of the lower interest rates, more loans began to prepay which had an adverse affect on earnings since the writeoff of premiums paid on loans purchased increased.

     Our interest rate spread continued to improve during all of 2001 as a result of lower interest rates, but also as a result of the change in the mix of deposits. During the year we were able to increase the amount of non-interest bearing deposits and lower costing interest bearing demand deposits. This reduced our dependency on higher cost time deposits.

     The lower interest rates also increased our ability to sell loans at higher gains. We sell loans on a regular basis, both to reduce the risk of holding fixed rate loans and to adjust our interest rate risk profile.

     During 2001, we increased the amount of our addition to allowance for loan losses. This was the result of an increase of $41 million in the loan portfolio of which $6.6 million was an increase in commercial loans. The level of non-performing assets increased in 2001 due to the growth and there was also an increase in delinquencies due to the slowing economy. Although management believes that the level of non-performing assets will decrease somewhat in future periods, unforeseen economic conditions and other circumstances beyond our control could result in material additions to the loss allowances in future periods if the level of non-performing assets increases. In addition, we have been increasing the amount of commercial loans in our portfolio some of which are insured by the SBA in our efforts to increase the yields earned on loans through the diversification of the loan portfolio. At the same time we have continued to concentrate on residential mortgage loans, which tend to have a lower risk of loss and, as a result, lower yields. We anticipate additions to the loss allowances in future periods as part of the normal course of business, as our assets, consisting primarily of loans, are continually evaluated and the loss allowances are adjusted to reflect the potential losses in the portfolio on an ongoing basis.

     In 2001 we increased our profit by over 3.5% from 2000, as a result of increased net interest income resulting from growth in our asset size, increased non-interest income, and decreased occupancy expense and decreased marketing expense.

General

     Federal Trust was organized in February 1989 for the purpose of becoming the unitary savings and loan holding company of Federal Trust Bank. During 2001, Federal Trust's corporate headquarters were located in Winter Park, Florida. Federal Trust conducts business as a savings and loan holding company, and its principal asset is the capital stock of Federal Trust Bank. As a savings and loan holding company, Federal Trust has greater flexibility than Federal Trust Bank to diversify and expand its business activities, either through newly formed subsidiaries or through acquisitions.

Liquidity

     Federal Trust Bank is required by the OTS to maintain a daily average balance of liquid assets in an amount that management deems sufficient for the institution's amount of net withdrawable deposit accounts and borrowings payable in one year or less. We seek to maintain our liquid assets at levels it deems prudent. In December 2001, our average liquidity was 9.62%.

     Federal Trust expects Federal Trust Bank to generate sufficient deposits to provide liquidity for expected loan growth and other investments. The Asset/Liability Management Committee meets regularly and, in part, reviews liquidity levels to ensure that funds are available as needed.

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Average Balance Sheet

The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; (v) net interest margin; and (vi) weighted average yields and rates. Average balances are based on average daily balances. (dollars in thousands)

                                                                         For The Year Ended December 31,
                                                ------------------------------------------------------------------------------------
                                                           2001                        2000                           1999
                                                ---------------------------  ---------------------------   -------------------------
                                                                    Average                      Average                     Average
                                                Average             Yield/   Average              Yield/   Average            Yield/
                                                Balance  Interest   Rate     Balance  Interest     Rate    Balance  Interest   Rate
                                                -------  --------   ----     -------  --------     ----    -------  --------   ----
                                                                                 ($ in thousands)
Interest-earning assets:
   Loans (1)                                   $ 242,569  $19,235    7.93%  $212,755   $17,576     8.26%  $176,152  $13,324    7.56%
   Securities                                      9,497      363    3.82      8,378       398     4.75      6,515      271    4.16
   Other interest-earning assets (2)               6,939      352    5.07      6,374       431     6.76      5,658      288    5.09
                                                -----------------    ----   --------   -------     ----   --------  -------    ----

     Total interest-earning assets               259,005   19,950    7.70    227,507    18,405     8.09    188,325   13,883    7.37

Non-interest earning assets                       12,762                       9,487                         7,731
                                                 -------                    --------                      --------

     Total assets                              $ 271,767                    $236,994                      $196,056
                                               =========                    ========                      ========

Interest-bearing liabilities:
   Non-interest bearing demand deposits            5,230        -       -      2,787         -        -      2,106        -       -
   Interest bearing demand deposits               22,880      825    3.61     16,038       604     3.77     17,778      633    3.56
   Savings deposits                                1,269       55    4.33      2,186        89     4.08        947       24    2.53
   Time deposits                                 166,453    9,595    5.76    146,858     8,906     6.06    122,689    6,358    5.18
                                               ---------  -------    ----   --------   -------     ----   --------  -------    ----

     Total deposit accounts                      195,832   10,475    5.35    167,869     9,599     5.72    143,520    7,015    4.89

FHLB advances and other borrowings                50,346    2,797    5.56     45,885     2,982     6.50     32,895    1,805    5.49
                                               ---------  -------    ----   --------   -------     ----   --------  -------    ----

     Total interest bearing liabilities          246,178   13,272    5.39    213,754    12,581     5.89    176,415    8,820    5.00

Non-interest bearing liabilities                   8,470                       7,971                         6,996

Stockholder's equity                              17,120                      15,269                        12,645
                                               ---------                    --------                      --------

     Total liabilities and stockholder's
       equity                                  $ 271,767                    $236,994                      $196,056
                                               =========                    ========                      ========

Net interest/dividend income                              $ 6,678                      $ 5,824                      $ 5,063
                                                          =======                      =======                      =======
Interest rate spread (3)                                             2.31%                         2.20%                       2.37%
                                                                     ====                           ====                       ====
Net interest margin (4)                                              2.58%                         2.56%                       2.69%
                                                                     ====                          ====                        ====
Ratio of average interest-earning assets to
   average interest-bearing liabilities                              1.05                          1.06                        1.07
                                                                     ====                          ====                        ====

(1)  Includes non-accrual loans.
(2)  Includes interest-earning deposits and FHLB of Atlanta stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-liabilities. (4) Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis

     The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume); (ii) changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate-volume (change in rate multiplied by change in volume).

                                                                       Year Ended December 31,
                                                                           2001 vs. 2000
                                                                      Increase (Decrease) Due to
                                                                      --------------------------
                                                                                      Rate/
                                                              Rate        Volume        Volume       Total
                                                              ----        ------        ------       -----
Interest-earning assets:
   Loans                                                     $(705)       $2,463          $(99)     $1,659
   Securities                                                  (78)           53           (10)        (35)
   Other interest-earning assets                              (107)           38           (10)        (79)
                                                               ---        ------           ---       -----

     Total                                                    (890)        2,554          (119)      1,545

Interest-bearing liabilities:
   Deposit accounts                                           (461)        1,408           (71)        876
   FHLB advances and other borrowings                         (433)          290           (42)       (185)
                                                               ---        ------           ---       -----

     Total                                                    (894)        1,698          (113)        691
                                                               ---         -----           ---      ------

Net change in net interest income before provision for
   loan losses                                              $    4        $  856         $  (6)     $  854
                                                              =====        =====          ====       ======


                                                                          Year Ended December 31,
                                                                              2000 vs. 1999
                                                                        Increase (Decrease) Due to
                                                                                      Rate/
                                                              Rate        Volume        Volume       Total
                                                              ----        ------        ------       -----
Interest-earning assets:
   Loans                                                   $ 1,228        $2,769         $255       $4,252
   Securities                                                   38            77           11          126
   Other interest-earning assets                                95            36           12          143
                                                           -------       -------         ----       ------

     Total                                                   1,361         2,882          278        4,521

Interest-bearing liabilities:
   Deposit accounts                                          1,192         1,190          202        2,584
   FHLB advances and other borrowings                          333           713          130        1,176
                                                             -----        ------          ---        -----

     Total                                                   1,525         1,903          332        3,760
                                                             -----         -----          ---        -----

Net change in net interest income before provision for
   loan losses                                             $  (164)      $   979        $ (54)     $   761
                                                             =====        ======         ====       ======


Results of Operations

Comparison of the Years Ended December 31, 2001 and 2000

     General. We had a net profit for 2001 of $1,267,387 or $.25 per basic and diluted share compared to a net profit of $1,224,812 or $.25 per basic and diluted share for 2000. The slight improvement in the net profit in 2001 was due to an increase in net interest income and increased other income, partially offset by an increase in non-interest expense.

     Interest Income and Expense. Interest income was $19,949,994 in 2001 compared to $18,405,038 in 2000. Interest income on loans increased to $19,234,951 in 2001 from $17,575,639 in 2000. The increase in interest income on loans in 2001 was primarily attributable to an increase in the average amount of loans outstanding during the year offset partially by a decrease in rates earned on loans. Interest income on securities decreased to $363,435 in 2001 from $398,460 in 2000 as a result of a decrease in the interest rates earned on the securities partially offset by an increase in the average balance of securities we held. Other interest and dividends decreased from $430,939 in 2000 to $351,608 during 2001 due to a decrease in the rates earned partially offset by an increase in average amount of interest bearing deposits outstanding. Management expects the rates earned on the portfolios to fluctuate with general market conditions.

     Interest  expense   increased  during  2001  to  $13,272,082   compared  to
$12,581,038 in 2000 primarily due to an increase in the average amount of deposit accounts and FHLB advances outstanding partially offset by a decrease in the interest rates paid. Interest expense on deposits increased by $875,706 in 2001 as a result of an increase in the average amount of deposits partially offset by a decrease in the rates paid on deposits. Interest expense on these accounts will increase or decrease according to the general level of interest rates. Interest on FHLB advances and other borrowings decreased to $2,797,342 in 2001 from $2,982,004 in 2000 due to a decrease in the average rates paid on the advances and borrowings offset partially by an increase in the amount of advances and other borrowings outstanding. Management expects to continue to use FHLB advances and other borrowings when the proceeds can be invested wisely.

     Provisions for Loan Losses. A provision for loan losses is generally charged to operations based upon management's evaluation of the losses in our loan portfolio. Our provision for loan losses for 2001 was $540,000 compared to $329,410 in 2000 based on management's evaluation of the loan portfolio. Our gross loan portfolio grew by $41.3 million in 2001. Of this amount, $37.4 million were mortgage loans, the majority of which were residential mortgage loans. As of December 31, 2001, 74.3% of our gross loan portfolio were residential mortgage loans, which historically have had the lowest risk of loss in the overall portfolio, and as a result have had a lower reserve percentage applied to them based on historical loss percentages.

     Gross charge-offs totaled $425,903 in 2001 compared to $149,881 for 2000. Total nonperforming loans at December 31, 2001 were $3,589,460 compared to $3,043,093 at December 31, 2000. The amount needed in the allowance for loan losses for non-performing loans is based on the particular circumstances of the individual loan, including the type, amount, and value of the collateral, if any, and the overall composition and amount of the performing loans in the portfolio at the time of evaluation, and, as a result, will vary over time.

     Total Other Income. Other income increased to $2,383,778 for the year ended December 31, 2001 from $2,018,819 in 2000. The increase in 2001 was the result of increased fees and service charges, increased gains on the sale of loans and increased gains on the sale of securities offset partially by decreased other income and a loss on the sale of foreclosed assets. Fees and service charges increased by $122,634 as a result of an increase in deposit accounts during the year. Gains on the sale of loans increased by $401,577 as a result of the increase in the number of fixed rate mortgage loans we originated which were then sold, as we add adjustable rate mortgage loans to our portfolio and sell fixed rate loans in order to reduce our interest-rate risk. Gains on the sale of securities increased by $170,596. Other income decreased by $290,101 as a result of a reduction in the number of loans originated due primarily to the closure of Vantage Mortgage Service Center in March 2001.

     Total Other Expense. Other expense increased to $6,537,992 in 2001 from $5,864,775 in 2000. The increase was the result of increased salary and employee benefits expense, increased professional services, increased data processing expense, increased printing and office supplies expense, and an increase in deposit insurance premiums, offset partially by decreased office occupancy and decreased marketing and advertising expenses. The increase in salary and employee benefits of $160,612 was the result of additions to staff in 2001, due to our internal growth and the opening of a new branch. In addition, staff was added in the commercial loan department as part of our strategy to increase non-real estate commercial lending. Professional services increased as a result of our growth and the use of consultants for the evaluation, negotiation and conversion to a new data processing system. Data processing expense increased as a result of an increase in the number of accounts and the opening of a new branch. Printing and office supplies, and other expense increased as a result of our growth and the opening of a new branch. Deposit insurance premiums increased due to the growth in our deposits.

Liquidity and Capital Resources at December 31, 2001

     General. Like other financial institutions, we must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments, investment needs and expenses. Control of our cash flow requires the anticipation of deposit flows and loan payments. Our primary sources of funds are deposit accounts, FHLB advances and principal and interest payments on loans.

     We require funds in the short term to finance our ongoing operating expenses, pay liquidating deposits, purchase temporary investments in securities and invest in loans. We generally fund our short-term requirements through advances from the FHLB, the sale of temporary investments, deposit growth and loan principal payments. Management has no plans to significantly change long-term funding requirements. We require funds in the long-term to invest in loans for our portfolio, purchase fixed assets and provide for the liquidation of deposits maturing in the future. We generally fund our long-term requirements with proceeds from maturing loans, the sale of loans, the sale of investments in securities and deposits and the sale of real estate.

     During the year ended December 31, 2001, we obtained funds primarily from sale of loans of $34.9 million; proceeds from the increase in deposits of $43.6 million; the proceeds from the sale of securities of $15.4 million; and the proceeds from FHLB advances of $8.5 million. We used cash to fund $10.6 million in net loan originations; $53.9 million in loan purchases; $17.0 million in loans originated for sale; the purchase of securities for 17.7 million; and the purchase of premises and equipment of $1.6 million. Management believes that in the future, funds will be obtained from the above sources.

     At December 31, 2001, loans-in-process, or closed loans scheduled to be funded over a future period of time, totaled $10.8 million. Loans committed, but not closed, totaled $5.4 million and available lines of credit totaled $3.9 million. Funding for these amounts is expected to be provided by the sources described above.

     In December 2001, our average liquidity was 9.62%. We expect Federal Trust Bank's three central Florida offices to generate sufficient deposits to provide liquidity for expected loan originations and other investments. The Asset/Liability Management Committee meets regularly and, in part, reviews liquidity levels to ensure that funds are available as needed.

     We last declared a dividend to our stockholders on September 30, 1994, which was paid on November 14, 1994. The board of directors suspended the payment of dividends for the calendar years 1995 through 2001. Although we were profitable during 2001 and we project a profit for 2002, the board of directors does not anticipate the payment of dividends in 2002, as earnings are being retained in order to permit Federal Trust Bank to continue to grow. The payment of dividends will depend on general economic conditions, as well as our overall performance and capital needs.

     At December 31, 2001, Federal Trust had $184,000 in cash in its account, which was the portion of the proceeds from the stock offering that were not invested in Federal Trust Bank. Earnings from this account are used to pay Federal Trust's expenses .

     The following table is a reconciliation of stockholders' equity calculated in accordance with generally accepted accounting principles (GAAP) to regulatory capital:

                                                         At December 31, 2001
                                                       -----------------------
                                                       Tier I       Risk-Based
                                                       ------       ----------

Stockholders' equity in accordance with GAAP          $ 19,674       $ 19,674

Other:
  Unrealized loss on investments                           121            121
  General valuation allowances                                          1,765
  Less: Excess mortgage servicing rights and
               Excess net deferred tax assets             (137)          (137)
  Less: Assets required to be deducted                       -            (30)
                                                       --------       --------

Regulatory capital                                    $ 19,658       $ 21,393
                                                      =========      =========

At December 31, 2001, we met each of our capital requirements.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Description of Properties

The following table sets forth certain information on our principal offices, net carrying value and the expiration of leases when applicable at December 31, 2001.

                                           Net carrying value of real property
                                           -----------------------------------

                                                                       Lease
                                           Owned       Leased       Expiration

Federal Trust Bank
Winter Park Office                         - 0 -     $   427,050      12/31/10
655 West Morse Blvd.
Winter Park, Florida 32789

Federal Trust and Federal Trust Bank
Sanford Branch and                         - 0 -     $ 3,395,764 (1)   8/31/16
Administrative Offices
312 West First Street
Sanford, Florida 32771

Federal Trust Bank
New Smyrna Beach Office                    - 0 -     $    75,685      11/30/03
761 East Third Avenue
New Smyrna Beach, Florida 32169

Federal Trust Bank
Sanford New Branch Office
(under construction)                      $689,179         N/A          N/A
404 West First Street
Sanford, Florida 32771

(1) On October 3, 2001, we completed a transaction in which we entered into a 15 year, fixed rate lease on the office building in Sanford, Florida, which houses the Executive, Administrative and Operations Departments. The lease provides for a fixed annual rental over the 15 year term. In addition, the lease provides for the purchase of the office building at the end of the lease term for $1.00, with an option to purchase the building at any time during the 15 year term at a pre-determined amount. The building has a total of 45,247 rentable square feet of which we occupy16,924 square feet. The remaining 28,323 square feet is rented to various non-affiliated tenants.

Description of Capital

     We currently have 15,000,000 shares of authorized common stock, par value, $0.01 per share, of which 5,492,782 shares are currently issued and outstanding.

     Florida law allows our board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of stockholders. The number of authorized shares of common stock is greater than that issued in order to provide our board of directors with as much flexibility as possible to effect, among other things, financing, acquisitions, stock dividends, stock splits, and employee stock option transactions. The holders of common stock are entitled to elect the members of our board of directors, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to our stockholders.

     No holder of our stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the common stock is not entitled to cumulative voting rights with respect to the election of directors. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. The holders of common stock are entitled to dividends and other distributions if, as, and when declared by our board of directors out of assets legally available therefore. Upon our liquidation, dissolution, or winding up, the holder of each share of common stock would be entitled to share equally in the distribution of our assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. Our shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding upon completion of this offering will be fully paid and nonassessable.

     Funds for the payment of dividends are expected to be obtained primarily from dividend payments by Federal Trust Bank to Federal Trust. There can be no assurance that we will have funds available for dividends, or if funds are available, that dividends will be declared by the board of directors. We do not expect to declare a dividend at any time in the foreseeable future.

Anti-takeover Provisions

     General - The Florida Business Corporation Act contains provisions designed to enhance the ability of our board of directors to respond to attempts to acquire control of a Florida Corporation such as Federal Trust. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some shareholders would deem to be in their best interest. These provisions may:

     o adversely affect the price that a potential purchaser would be willing to pay for our common stock.

     o deprive you of or delay the opportunity to obtain a takeover premium for your shares.

     o  make the removal of incumbent management more difficult.

     o enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders.

     o  potentially adversely affect the market price of the common stock.

The following summarizes some of the anti-takeover provisions contained in the Florida Business Corporation Act.

     Staggered Terms for Directors - Florida law permits and our articles of incorporation provide that directors shall be elected to three-year terms with terms divided into three classes. The number of directors in each class shall be as nearly equal as possible. Only one class of directors is elected by the shareholders each year at our annual meeting.

     Authorized but Unissued Stock - The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

     Evaluation of Acquisition Proposals - The Florida Business Corporation Act expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Federal Trust, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of Federal Trust and its subsidiaries, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in the long-term best interests of Federal Trust and our shareholders.

     Control Share Acquisitions - We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:


     o acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

     o acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

     o acquisitions of shares possessing a majority of more of all voting power.

     Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

     Transactions with Interested Shareholders - We are subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or super-majority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Federal Trust.

Limited Liability and Indemnification

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

     o  the director breached or failed to perform his duties as a director, and

     o  a director's breach of, or failure to perform, those duties constitutes:

        - a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

        - a transaction from which the director derived an improper personal benefit, either directly or indirectly;

        - a circumstance under which an unlawful distribution is made;

        - in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

        - in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     A corporation may purchase and maintain insurance on behalf of any director, or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

     Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of our directors as well as any of our officers or employees to whom we have agreed to grant indemnification.

                                   MANAGEMENT

Directors and Officers

     Our articles of incorporation provide that the number of directors, as determined from time to time by the board of directors, shall not be less than three or more than eleven. The board of directors has presently fixed the number of directors at five. The articles of incorporation further provide that the directors shall be divided into three classes with the classes serving staggered three-year terms, and with the number of directors in each class being as nearly equal as possible.

     Our officers are elected annually by the board of directors and perform such duties as are prescribed in our bylaws or by the board of directors. There are no family relationships among any of our directors, officers, or key personnel.

                              DIRECTOR COMPENSATION

     We pay each Federal Trust director a $1,250 per quarter retainer, but not any per meeting or committee fees. We also pay each Bank director a $1,250 per quarter retainer, and, for each meeting they attend, $500 per Board meeting and $250 per committee meeting. Directors are also eligible to receive stock options pursuant to our 1998 Director; Stock Option Plan.

                             EXECUTIVE COMPENSATION
General

     Compensation for our executive officers is determined by the respective boards of directors, excluding any director who is also an executive officer. Directors who are not executive officers are: Dr. Samuel C. Certo, George W. Foster, Dennis J. Harward (Bank director only), Kenneth W. Hill, and A. George Igler (Federal Trust director only). Initially, our Chief Executive Officer and President determines the salary range recommendations for all employees, including the other executives. The CEO and President then presents his recommendations to the respective boards of directors, which review and analyze the information. The boards then determine the compensation of their respective executive officers, including the compensation of the CEO and President.

Executive Compensation Policies and Program

     Our executive compensation program is designed to:

     o  attract and retain qualified management;
     o  meet short-term financial goals; and
     o  enhance long-term shareholder value.

     We strive to pay each executive officer the base salary that would be paid on the open market for a fully qualified officer of that position. The respective boards of directors determine the level of base salary and any incentive bonus plan for our executive officers, based upon industry standards, determined from annual surveys published by the Florida Bankers' Association and private companies specializing in executive compensation analysis for financial institutions. Such surveys provide compensation information based on institution size and geographic location and serve as a benchmark for determining executive salaries.

     Changes to individual base salaries and discretionary bonus awards are based upon an evaluation of the officer's responsibilities and individual performance standards, along with our overall performance for the year. Each officer is given the opportunity to earn an annual bonus, generally in the range of 10-40% of his or her base salary. In fiscal year 2001, bonuses were paid to executive officers for:

     o  our overall performance;
     o the progress made in implementing the second phase of our new corporate strategy; and
     o our achieving our sixteenth through nineteenth consecutive profitable quarters.

Compensation of the Chief Executive Officer

     Federal Trust's CEO and President does not receive compensation, but is compensated in his position as CEO and President of Federal Trust Bank. Federal Trust reimburses Federal Trust Bank for the time that Mr. Suskiewich spends on holding company matters.

Insider Participation in Compensation Decisions

     Our CEO and President, along with our Chief Financial Officer are both members of the board of directors of Federal Trust Bank. Our CEO and President is also the Chairman of the Board of Federal Trust. Each participated in deliberations of the respective boards regarding executive compensation. Neither, however, participated in any deliberations regarding their individual compensation.

Summary Compensation Table

     The following Summary Compensation Table shows compensation information regarding executive officers James V. Suskiewich, Aubrey H. Wright, Jr. and Stephen C. Green. In 2001, no other executive officer received compensation in excess of $100,000, which is the level required to be reported in this table by Securities and Exchange Commission regulations.

                                                       Annual Compensation (1)                            Long-Term Compensation
                                          ---------------------------------------------------------    -----------------------------
      Name and                                                                       Other Annual      Restricted Stock
Principal Position (1)          Year       Salary      Bonus     Directors' Fees    Compensation(2)     Awards(3)         Options(4)
-----------------------         ----       ------      -----     ---------------    ---------------     ---------

James V. Suskiewich            2001       $156,000    $81,000           $17,000          $61,457         $37,627             -
CEO and President of           2000        156,000     41,000            17,000           47,936          24,221             -
   Federal Trust               1999        149,615     34,000            17,500           47,818           3,024             -
CEO and President of Federal Trust Bank

Aubrey H. Wright, Jr.          2001         98,000     27,700            10,000           37,122         $27,350             -
CFO of Federal Trust           2000         98,000     14,029            10,000           29,091          11,351             -
Senior Vice President and      1999         94,000     12,000            12,500           26,206           2,011             -
   CFO of Federal Trust Bank

Stephen C. Green               2001        105,000      1,000                 -           12,073               -         70,000
Executive Vice President and   2000         19,173      1,000                 -              739               -             -
   Chief Operating Officer
   of Federal Trust Bank

--------------------

(1) Includes all compensation in the year earned whether received or deferred at the election of the executive.
(2) Includes the estimated value of:



James V. Suskiewich                        2001            2000           1999
-------------------                     ---------       ---------      ---------
Health & life insurance premiums        $   4,371       $   3,637      $   4,244
Social/country club dues                    4,957           4,995          5,117
Vested 401(k) plan contributions            5,240           5,000          5,000
Supplemental retirement plan               42,337          37,404         33,120
Use of company automobile                   4,542           4,900          5,337
                                            -----           -----          -----

                      Total:            $  61,447       $  55,936      $  52,818
                                         ========        ========       ========

Aubrey H. Wright, Jr.                      2001            2000           1999
---------------------                   ---------       ---------      ---------
Health & life insurance premiums        $   4,756       $   4,241      $   4,222
Social/country club dues                      282               -              -
Vested 401(k) plan contributions            3,952           3,180          3,150
Supplemental retirement plan               28,132          24,850         21,984
                                        ---------       ---------      ---------

                      Total:            $  37,122       $  32,271      $  29,356
                                        =========       =========      =========

Stephen C. Green                           2001            2000
----------------------                  ---------       ---------
Health & life insurance premiums        $   6,849       $     739
Social/country club dues                    5,224               -
                                        ---------       ---------

                      Total:            $  12,073       $     739
                                        =========       =========

(3) Includes  value  of  fully  vested  participation  in   our  Employee  Stock
    Ownership Plan, which is described elsewhere in the Executive Compensation section of this Proxy Statement.
(4) Options granted under our 1998 Key Employee Stock Compensation Program.

Employment Contracts

     Federal Trust and Federal Trust Bank have entered into joint employment agreements with two of our executive officers, James V. Suskiewich, CEO and President and Aubrey H. Wright, Jr., CFO of Federal Trust and Senior Vice President and CFO of Federal Trust Bank. Federal Trust Bank has also entered into employment agreements with Stephen C. Green, Chief Operating Officer and Executive Vice President and Daniel C. Roberts, Chief Credit Officer and Senior Vice President of Federal Trust Bank. With the exception of the President and CEO, it is the Board's intent that the term of each executive officer's employment agreement be limited to two years. The following is a summary of the four employment agreements.

     James V. Suskiewich. Mr. Suskiewich's employment agreement was significantly amended and re-executed on December 18, 1998. Pursuant to its terms, Mr. Suskiewich is to receive a base salary, plus reimbursement of reasonable business expenses. In addition, for any quarter in which Federal Trust Bank's after-tax earnings are at least 0.50% of its average quarterly assets on an annualized basis, Mr. Suskiewich is to receive a bonus equal to 3% of Federal Trust Bank's quarterly net, pre-tax income. Mr. Suskiewich is also entitled to discretionary performance bonuses to be paid annually for the duration of the agreement. For the year ended December 31, 2001, Mr. Suskiewich received bonuses of $81,000.

     The original term of Mr. Suskiewich's employment agreement was three years. Each day during the term of the agreement, the agreement automatically renews for one additional day. Therefore, at all times, Mr. Suskiewich's agreement has a three-year term. The respective Boards of Directors review the agreement annually to determine whether the agreement should continue to be extended. Any party to the agreement may cease the automatic renewals by notifying the other parties of its intent to not renew. In addition, any party may terminate the agreement by delivering to the other parties a notice of termination. The date of termination is either 60 or 90 days after delivery of the notice (depending on the reason for termination).

     Mr. Suskiewich's employment agreement provides for termination by the Company for reasons other than for "cause" and by Mr. Suskiewich for "good reason," as those terms are defined in the agreement. In the event the employment agreement is terminated by the Company for reasons other than for "cause" or by Mr. Suskiewich for "good reason," he shall be entitled to a severance payment. The severance payment would be paid in a lump sum equal to the total annual compensation due for the remainder of the term of the employment agreement, the performance bonus due for the quarter of termination, an annualized portion of any long term incentives to later come due, and the amount of annual club dues for the year of termination, all multiplied by the number of years remaining on the term of his employment agreement.

     In the event of a change in control of Federal Trust or Federal Trust Bank, Mr. Suskiewich will be entitled to a special incentive bonus equal to three times his annual salary multiplied by the price-to-book-value ratio at which Federal Trust or Federal Trust Bank is acquired. The agreement also includes a "gross up" payment clause, should the severance payments received be subject to federal excise taxes. Under this provision, Federal Trust or Federal Trust Bank would increase Mr. Suskiewich's severance payment so that the net proceeds from such payments would equal the amount of severance payments due under the terms of the employment agreement.

     The employment agreement also permits Mr. Suskiewich to terminate his employment voluntarily. In the event of voluntary termination, except as previously described, all rights and benefits under the contract shall immediately terminate upon the effective date of such termination.

     Aubrey H. Wright, Jr. Mr. Wright's employment agreement became effective on September 1, 1995, and had an original term of three years. By September 15th of each subsequent year, Federal Trust and Federal Trust Bank are to review Mr. Wright's performance to determine whether the term of the agreement should be extended for an additional year. In keeping with its intent to limit the term of each executive officer's employment agreement to two years, the Board did not extend his employment agreement in September 2001. Currently, Mr. Wright has one year and six months remaining on the term of his employment agreement. Under the employment agreement, Mr. Wright is entitled to receive a base salary, plus reimbursement of reasonable business expenses. In addition, for any quarter in which Federal Trust Bank is "well capitalized" under federal banking regulations and its quarterly after-tax earnings are at least 0.50% of its average quarterly net, pre-tax income. Mr. Wright is to receive a bonus equal to 1% of Federal Trust Bank's quarterly net income. He is also entitled to discretionary performance bonuses payable annually for the duration of the employment agreement. For the year ended December 31, 2001, Mr. Wright received bonuses of $27,700.

     In the event Mr. Wright's employment is terminated for reasons other than for "just cause" or he terminates his employment for "good reason," as those terms are defined in his employment agreement, he shall receive as a severance payment, the total annual compensation due for the remainder of the term of his employment agreement plus any incentive bonus to which he would then be entitled. In the event of a change in control of Federal Trust or Federal Trust Bank, Mr. Wright will be entitled to a special incentive bonus equal to two times his current annual salary, multiplied by the price-to-book-value ratio at which Federal Trust or Federal Trust Bank is acquired. However, if he accepts employment with the acquiror, he shall instead receive a bonus of 50% of his then current salary, multiplied by the same ratio.

     The employment agreement permits Mr. Wright to terminate his employment voluntarily. In the event of voluntary termination, except as previously described, all rights and benefits under the contract shall immediately terminate upon the effective date of such termination.

     Stephen C. Green. Mr. Green's employment agreement became effective on November 1, 2000, and had an original term of two years. On the second anniversary of the agreement and each succeeding anniversary until Mr. Green's 65th birthday, Federal Trust and Federal Trust Bank are to review Mr. Green's performance to determine whether the term of the agreement should be extended for an additional year. Under the terms of the employment agreement, Mr. Green is entitled to receive a base salary, plus reimbursement of reasonable business expenses. He is also entitled to performance bonuses payable annually at the discretion of Federal Trust Bank's CEO and President and to participate in any bonus and incentive programs adopted by Federal Trust Bank.

     Mr. Green's employment agreement provides for termination by Federal Trust Bank for reasons other than for "cause," as well as by Mr. Green for "good reason," as those terms are defined in the employment agreement. In the event his employment agreement is terminated by Federal Trust Bank for reasons other than for "cause" or by Mr. Green for "good reason," he would be entitled to severance payments equal to his base salary for the remaining term of the agreement. In the event of termination due to a change in control, he will be entitled to a sum equal to two times his annual base salary. In either instance, Mr. Green will receive these sums in semi-monthly installments. In addition, Federal Trust Bank is also to permit Mr. Green's continued participation in any applicable benefit plans for the shorter of: (i) the remaining term of the agreement; (ii) one year; or (iii) the period of time ending on the date Mr. Green is eligible to participate in a comparable plan with another employer.

     In addition, the employment agreement permits Mr. Green to terminate his employment voluntarily. In the event of voluntary termination, except as previously described, all rights and benefits under the contract shall immediately terminate upon the effective date of such termination.

     Daniel C. Roberts, Jr. Mr. Roberts' employment agreement became effective on March 1, 2001, and, except for the base salary, is identical to Mr. Green's employment agreement in all material respects.

Employee Stock Ownership Plan

     All of our full-time salaried employees are participants in the Employee Stock Ownership Plan ("ESOP"). Executive officers are eligible to participate in the ESOP, but directors are not eligible unless they are also full-time salaried employees. A participant's interest in the ESOP becomes vested upon the participant's fifth anniversary of employment. As of December 31, 2001, 12 employees had vested interests in the ESOP.

     ESOP contributions are determined annually by the respective Boards of Directors, taking into consideration prevailing financial conditions, our fiscal requirements and other factors deemed relevant by the Boards. In general, contributions of up to 15% of total compensation paid to employees during the year can be made to the ESOP. The contribution made on behalf of each participant equals the proportion that each participant's compensation for the year bears to the total compensation of all participants for the year. In 2001 and 2000, cash contributions of $100,000 and $124,244, respectively, were made to the ESOP. The ESOP currently holds 116,954 shares of Federal Trust common stock, or 2.13% of the outstanding shares.




                           [Intentionally left blank]

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH
                         MANAGEMENT OR OTHER AFFILIATES

Indebtedness of Directors and Management

     In 1999, the Boards of Directors of Federal Trust and Federal Trust Bank amended their loan policies to allow limited types of loans to be made to directors, officers and employees. Loans made by Federal Trust Bank are also subject to the provisions of Section 22(h) of the Federal Reserve Act, which requires that any credit extended by Federal Trust Bank to our directors, executive officers and principal shareholders, or any of their affiliates must:

     o    be on  substantially  the same  terms,  including  interest  rates and
          collateral,   as  those   prevailing   at  the  time  for   comparable
          transactions by Federal Trust Bank with non-affiliated parties; and

     o not involve more than the normal risk of repayment or present other unfavorable features.

     As of December 31, 2001, Federal Trust had loans to directors and officers in the amount of approximately $205,000, or less than one-tenth of one percent of our total loan portfolio and are all current and performing according to their terms.

Other Transactions with Related Persons

     When a transaction involves one of our officers, directors, principal shareholders or affiliates, it is our policy that the transaction must be on terms no less favorable to us than could be obtained from an unaffiliated party. All such transactions must be approved in advance by a majority of Federal Trust's or Federal Trust Bank's independent and disinterested directors. During 2001, we did not have any transactions with related persons other than the loans described above.

     The law firm of Igler & Dougherty, P.A. performed various legal services for Federal Trust and its subsidiaries during 2001. A. George Igler, a director of Federal Trust is a shareholder of the law firm. Federal Trust and its subsidiaries paid the law firm $86,071 in legal fees during the year. The amount of Mr. Igler's interest in such fees cannot practicably be determined.

Security Ownership of Certain Beneficial Owners, Directors, and Management

Certain Stockholders

     The following table contains information regarding the only people known to us to be beneficial owners of 5% or more of the outstanding shares of Federal Trust common stock as of the record date.

                            [Table follows this page]

Name and Address of
Beneficial Owner                       Number of Shares       Percent of Class
------------------------               ----------------       ----------------
William R. Hough & Co.                    492,241(1)                8.96%
100 Second Avenue South, Suite 800
St. Petersburg, Florida 33701

A. George Igler                           525,771(2)                9.56
1501 Park Avenue East
Tallahassee, Florida 32301

Einar Paul Robsham                        488,400(3)                8.89
Post Office Box 5183
Cochituate, Massachusetts 01778

James V. Suskiewich                       325,889(4)                5.81
Post Office Box 1867
Sanford, Florida 32772-1867

----------------------

     (1) Includes 247,671 shares owned by WRH Mortgage, Inc. and 244,600 shares owned by William R. Hough & Co., as disclosed in the Form 4 filed with the Securities and Exchange Commission on July 1, 1998.
     (2) Includes 506,538 shares held as Interim Voting Trustee, 2,500 shares owned and individually, 7,500 shares covered under presently exercisable stock options, and 9,233 shares held as a joint tenant with the right of survivorship. An application has been filed with the Office of Thrift Supervision to permit James V. Suskiewich to own up to 25% of Federal Trust's outstanding common stock. If the application is approved, the 506,538 shares will be transferred to Mr. Suskiewich, as Voting Trustee. While the application is pending, however, Mr. Igler is serving as Interim Voting Trustee. Pursuant to the terms of the Voting Trust Agreement, the Voting Trustee has sole voting power over the shares, but may not sell or otherwise alienate the shares. The Voting Trust shall terminate upon the earlier of: (i) July 31, 2006; (ii) the cessation of Mr. Suskiewich's service on Federal
          Trust's board of directors; (iii) a change-in-control of Federal Trust; (iv) Federal Trust's exercise of an option to purchase the Sanford office building; or (v) the resignation of Mr. Suskiewich as Voting Trustee.
     (3) As disclosed in the Schedule 13(d) filed with the Securities and Exchange Commission on June 19, 2000.
     (4) Includes 88,935 shares owned directly, 116,954 shares held as trustee under Federal Trust's ESOP with respect to which Mr. Suskiewich exercises sole voting and investment power, and 120,000 shares covered under presently exercisable stock options. Please see footnote (2) regarding shares held under a Voting Trust Agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% stockholders, to file reports of stock ownership and changes in ownership with the Securities and Exchange Commission. Such stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

     To the best of our knowledge, during 2001, each of our directors and executive officers timely filed all reports required by Section 16(a), with the exception of A. George Igler, who filed his Form 3 late. To our knowledge, there are no beneficial owners of 10% or more of Federal Trust common stock.

                                       Number of                     Percent of
                                        Shares        Right to       Beneficial
Director or Executive Officer          Owned(1)      Acquire(2)     Ownership(3)
-----------------------------          --------      ----------     ------------

Jennifer B. Broadnax(4)                 22,580         15,000           0.68%

Dr. Samuel C. Certo(5)                  47,000         25,000           1.30%

George W. Foster(5)                     11,343         25,000           0.66%

Stephen C. Green(4)                        -           70,000           1.26%

Dennis J. Harward(5)                    35,000          7,500           0.77%

Kenneth W. Hill(5)                      45,000         25,000           1.27%

A. George Igler(5)                     518,271(6)       7,500           9.56%

Thomas J. Punzak(4)                     13,607         15,000           0.52%

Daniel C. Roberts(4)                     2,000         15,000           0.31%

James V. Suskiewich(4)(5)              205,889(7)     120,000           5.81%

Aubrey H. Wright, Jr.(4)(5)             44,107         70,000           2.05%
                                        ------         ------

Directors and executive officers       944,797        395,000          22.76%
as a group (11 persons)                =======        =======          =====


(1)  Includes shares for which the named person:
     o  has sole voting power and investment power:
     o  has shared voting and investment power with a spouse; or
     o  holds in an IRA or other retirement plan.
(2)  Includes shares that may be acquired by exercising stock options
(3) Under the rules of the SEC, the determinations of "beneficial ownership" of our common stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares of our common stock that a beneficial owner has the right to acquire within 60 days under the exercise of the options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All amounts are determined as of December 31, 2001, when there were 5,492,782 shares outstanding and 395,000 shares covered under stock options for a total of 5,887,782.
(4)  Executive Officer
(5)  Director
(6) Includes 506,538 shares held as Interim Voting Trustee, 2,500 shares held individually, 9,233 shares held as a joint tenant with the right of survivorship.
(7) Includes 88,935 shares owned directly, and 116,954 shares held as trustee under Federal Trust's ESOP with respect to which Mr. Suskiewich exercises sole voting and investment power.

                               STOCK OPTION PLANS

1998 Key Employee Stock Compensation Program

     The 1998 Key Employee Stock Compensation Program ("Employee Program") was approved by our shareholders at the 1998 Annual Meeting and is for the benefit of our officers and other key employees. The Employee Program is comprised of four parts: an Incentive Stock Option Plan, a Compensatory Stock Option Plan, a Stock Appreciation Rights Plan and a Performance Plan.

     The Employee Program provides for the issuance of options to purchase our common stock. Stock appreciation rights, which enable the recipient to elect payment wholly or partially in cash, based upon increases in the market value of the stock since the date of the grant, may also be awarded under the 1998 Program, as may outright awards of Federal Trust common stock.

     A committee consisting of not less than three directors of Federal Trust (none of whom may be an employee of Federal Trust or the Bank) has been given authority to administer the Employee Program and to grant options, stock appreciation rights and share awards. The current Program Administrators are:
George W. Foster, Kenneth W. Hill and Dr. Samuel C. Certo. The Program Administrators may make grants under the Employee Program at their discretion to any full-time employee, including those who are directors and officers. Directors who are not full-time salaried employees are not eligible to participate in the Employee Program.

     Options granted under the Employee Program are exercisable in one or more installments and may be exercisable on a cumulative basis. Options are exercisable for a term no longer than ten years. Options are not transferable and will terminate within a period of time following termination of employment. In the event of a change in control or a threatened change in control, all options granted before such event shall become immediately exercisable; provided, however, that no options shall be exercisable for a period of six months from the date of grant. The term "control" generally means the acquisition of 10% or more of the voting securities of Federal Trust by any person or group. This provision may have the effect of deterring hostile changes in control by increasing the costs of acquiring control.

     Options granted under the Employee Program may be "incentive stock options" within the meaning of the Internal Revenue Code, which are designed to result in beneficial tax treatment to the employee, but no tax deduction for Federal Trust. Options may also be "compensatory stock options" which do not give the employee certain benefits of an incentive stock option, but entitle us to a tax deduction when the options are exercised. The exercise price of incentive stock options may not be less than the fair market value of common stock on the date the option is granted. Compensatory stock options may be exercisable at a price equal to or less than the fair market value of a share of common stock at the time of the grant of the option. At December 31, 2001, no compensatory stock options had been granted.

     No consideration is received by Federal Trust in return for the grant of options, although consideration would be received upon exercise of the options. For financial reporting purposes, there is no charge to the income of Federal Trust in connection with the grant or exercise of an option. As of March 29, 2002, the market value of our common stock was $4.37 per share.

     The grant of stock appreciation rights would require charges to the income of Federal Trust based on the estimated costs which would be incurred upon their exercise. In the event of a decline in the market price of our common stock subsequent to such a charge against earnings, a reversal of prior charges is typically made in the amount of such decline. Share awards also require a charge to income equal to the amount of the award at the time it becomes likely that the shares will be awarded, with subsequent increases or decreases based on market price fluctuations prior to the actual awarding of the shares. No stock appreciation rights or share awards have been granted or are presently intended to be granted under the Employee Program.

     The terms of the Employee Program may be amended by the Program Administrators except that no amendment may increase the maximum number of shares included in the Employee Program, change the exercise price of incentive stock options, increase the maximum term established for any option, stock appreciation right or share award, or permit any grant to a person who is not a full-time employee of the Company.

     Under the terms of the Employee Program, 325,000 shares of common stock have been reserved for issuance upon the exercise of options. As of March 29, 2002, incentive stock options to purchase 305,000 shares of common stock had been granted to our officers and key employees. Currently, only 20,000 shares remain available for future option grants. The following table reflects the amount of options which have been granted to our employees.



                                                                Number of Shares
                                                                   Subject to           Exercise
      Name                              Title                   Options Granted          Price
      ----                              -----                   ---------------          -----

James V. Suskiewich            President/CEO                         120,000             $4.00
Aubrey H. Wright, Jr.          Senior Vice President/CFO              70,000              4.00
Stephen C. Green               Executive Vice President/COO           70,000              4.00
Daniel C. Roberts, Jr.         Senior Vice President/CCO              15,000              4.00
Jennifer B. Brodnax            Vice President/Operations              15,000              4.00
Thomas J. Punzak               Treasurer                              15,000              4.00
                                                                     -------

All employees as a group                                             305,000
                                                                     =======





The 1998 Directors' Stock Option Plan

     The 1998 Directors' Stock Option Plan ("Directors' Plan") was approved by shareholders at the 1998 Annual Meeting. The Directors' Plan authorizes the granting of only compensatory options. Under the terms of the Directors Plan, 90,000 shares of common stock have been reserved for issuance upon the exercise of options.

     Under the terms of the Directors' Plan, the per share exercise price of any option must be equal to the fair market value of a share of common stock as of the date of grant. For the purposes of Directors' Plan, the fair market value of a share of common stock is the closing sales price of a share of common stock on the date the option granted (or, if such day is not a trading day, on the last trading day before the grant), as reported by the markets or exchanges where our shares are traded. If no such closing prices are reported, the fair market value is the average of the closing high bid and low ask prices of a share of common stock, or if no such quotations are available, the price furnished by a professional securities dealer making a market in our shares, as selected by our Board. An option may be exercised any time after six months from the date of grant up until ten years after the date of grant. Unless terminated, the Directors' Plan shall remain in effect until the tenth anniversary of its effective date.

     As of March 29, 2002, Dr. Samuel C. Certo, George W. Foster and Kenneth W. Hill had each been granted options to purchase 25,000 shares of common stock and Dennis J. Harward and A. George Igler had each been granted options to purchase 7,500 shares, all of which are presently exercisable. Therefore, no shares remain available for future option grants. The exercise price of all outstanding options is $4.00 per share.

Legal Proceedings

     There are no material pending legal proceedings to which we are a party or to which any of our properties are subject; nor are there material proceedings known to be contemplated by any governmental authority; nor are there material proceedings known to us, pending or contemplated, in which any of our directors, officers, affiliates or any principal security holders, or any associate of any of the foregoing, is a party or has an interest adverse to us.

Indemnification

     Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law as authorized by the board of directors. The articles also provide for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that a director or executive officer was a party to because he or she is or was our director or executive officer, upon the receipt of an undertaking, or promise, to repay such amount, unless it is ultimately determined that the individual is not entitled to indemnification.

     Our bylaws provide that we shall indemnify our officers, directors and employees, but not our agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the FBCA as it now exists or may thereafter be amended. This includes, but is not limited to, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another bank or affiliated entity. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by our board of directors.

     Our bylaws specifically provide that we may maintain insurance, at our expense, to protect us and our directors, officers, employees, or agents, against any liability asserted against and incurred by them in their capacity as directors, officers, employees, or agents, whether or not we would have had the power to indemnify against such liability.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             ADDITIONAL INFORMATION

     We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. This prospectus constitutes a part of a registration statement filed by us with the SEC. This prospectus omits certain of the information contained in the registration statement, and we refer you to the registration statement and the related exhibits for further information with respect to us and the securities offered under this prospectus. Any statements in this prospectus concerning any exhibit are not necessarily complete and in such instances we refer you to the copy of such exhibit filed with the SEC. Each statement is qualified in its entirety by such reference.

     You can obtain and copy the registration statement, including the exhibits, in person or by mail, by paying prescribed rates at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements that are filed electronically with the SEC.

     You may obtain more information about us and our products at our website located at www.federaltrust.com. If you would like a copy of our latest annual report to stockholders, please contact James V. Suskiewich or Aubrey Wright, at P.O. Box 1867, Sanford, Florida 32772-1867, (407) 323-1833.

                                     EXPERTS

     The consolidated financial statements audited by Hacker, Johnson & Smith, P.A.. have been included in this registration statement in reliance on their report, given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby is being passed upon for us by our legal counsel, Igler & Dougherty, P.A., 1501 Park Avenue East. Tallahassee, Florida 32301.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Federal Trust Corporation and Subsidiary



Independent Auditors' Report...........................................................F-2

Consolidated Balance Sheets at December 31, 2001 and 2000..............................F-3

Consolidated Statements of Earnings for the Years Ended
         December 31, 2001 and 2000....................................................F-4

Consolidated Statements of Stockholders' Equity for the Years Ended
         December 31, 2001 and 2000....................................................F-5

Consolidated Statements of Cash Flows for the Years Ended December
         31, 2001 and 2000.........................................................F-6-F-7

Notes to Consolidated Financial Statements at December 31, 2001 and 2000........F-8 - F-31

                          Independent Auditors' Report



The Board of Directors
Federal Trust Corporation
Sanford, Florida:

     We have audited the accompanying consolidated balance sheets of Federal Trust Corporation and Subsidiary (the "Company") at December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.






HACKER, JOHNSON & SMITH PA
Orlando, Florida
February 22, 2002





                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheets

                                                                                                 At December 31,
                                                                                            -----------------------
                                                                                            2001               2000
                                                                                            ----               ----
    Assets

Cash and due from banks                                                                $   2,957,704         2,048,179
Interest-bearing deposits                                                                  8,608,497         2,911,000
                                                                                       -------------       -----------

              Cash and cash equivalents                                                   11,566,201         4,959,179

Securities available for sale                                                             13,948,408         1,388,825
Securities held to maturity (market value of $6,160,000)                                           -         6,686,660
Loans, less allowance for loan losses of $1,764,520 in 2001 and
    $1,634,259 in 2000                                                                   264,186,817       222,895,054
Accrued interest receivable                                                                2,047,709         1,776,463
Premises and equipment, net                                                                5,643,678         1,940,430
Foreclosed assets                                                                            713,717           431,311
Federal Home Loan Bank stock, at cost                                                      3,075,000         2,525,000
Mortgage servicing rights, net                                                             1,653,823         1,552,735
Executive supplemental income plan - cash surrender value of
    life insurance policies                                                                2,846,729         2,719,176
Deferred tax asset                                                                           114,151           379,852
Other assets                                                                                 685,011         1,683,643
                                                                                       -------------       -----------

              Total assets                                                             $ 306,481,244       248,938,328
                                                                                       =============       ===========

    Liabilities and Stockholders' Equity

Liabilities:
    Noninterest-bearing demand deposits                                                    5,135,393         2,676,768
    Interest-bearing demand deposits                                                       1,347,835         3,107,747
    Money-market deposits                                                                 32,367,751        14,479,416
    Savings deposits                                                                       1,923,212         2,031,877
    Time deposits                                                                        184,625,537       159,540,208
                                                                                       -------------       -----------

              Total deposits                                                             225,399,728       181,836,016

    Federal Home Loan Bank advances                                                       50,000,000        41,500,000
    Other borrowings                                                                       2,114,546         2,014,546
    Capital lease obligation                                                               2,451,822           -
    Accrued interest payable                                                                 319,793           240,136
    Official checks                                                                        2,569,112         2,819,397
    Advance payments by borrowers for taxes and insurance                                    885,317         1,252,608
    Other liabilities                                                                      4,209,366         3,569,015
                                                                                       -------------       -----------

              Total liabilities                                                          287,949,684       233,231,718
                                                                                       -------------       -----------

Commitments and contingencies (Notes 6, 11 and 17)

Stockholders' equity:
    Common stock, $.01 par value, 15,000,000 shares authorized; 5,409,449 and
         4,947,911 shares issued and outstanding in
         2001 and 2000, respectively                                                          54,094            49,479
    Additional paid-in capital                                                            17,492,174        15,987,989
    Retained earnings (accumulated deficit)                                                1,121,424          (145,963)
    Accumulated other comprehensive income (loss)                                           (136,132)         (184,895)
                                                                                       -------------       -----------

              Total stockholders' equity                                                  18,531,560        15,706,610
                                                                                       -------------       -----------

              Total liabilities and stockholders' equity                               $ 306,481,244       248,938,328
                                                                                       =============       ===========

See Accompanying Notes to Consolidated Financial Statements.


                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Earnings


                                                                                            Year Ended December 31,
                                                                                            -----------------------
                                                                                            2001               2000
                                                                                            ----               ----
Interest income:
    Loans                                                                              $  19,234,951        17,575,639
    Securities                                                                               363,435           398,460
    Other interest-earning assets                                                            351,608           430,939
                                                                                       -------------       -----------

        Total interest income                                                             19,949,994        18,405,038
                                                                                       -------------       -----------

Interest expense:
    Deposits                                                                              10,474,740         9,599,034
    Other borrowings                                                                       2,797,342         2,982,004
                                                                                       -------------       -----------

        Total interest expense                                                            13,272,082        12,581,038
                                                                                       -------------       -----------

        Net interest income                                                                6,677,912         5,824,000

Provision for loan losses                                                                    540,000           329,410
                                                                                       -------------       -----------

        Net interest income after provision for loan losses                                6,137,912         5,494,590
                                                                                       -------------       -----------

Other income:
    Service charges and fees                                                                 387,661           265,027
    Net loan servicing income                                                                335,627           398,644
    Gain on sale of loans held for sale                                                      657,551           255,974
    (Loss) gain on sale of foreclosed assets                                                 (18,413)           21,334
    Gain on sale of securities                                                               170,596           -
    Other                                                                                    850,756         1,077,840
                                                                                       -------------       -----------

        Total other income                                                                 2,383,778         2,018,819
                                                                                       -------------       -----------

Other expenses:
    Salary and employee benefits                                                           3,311,096         3,150,484
    Occupancy expense                                                                      1,013,368         1,090,625
    Professional services                                                                    517,688           315,060
    Data processing                                                                          312,070           266,468
    Marketing and advertising                                                                105,856           135,692
    Printing and office supplies                                                             154,144            96,491
    Deposit insurance premiums                                                                92,182            83,843
    Other                                                                                  1,031,588           726,112
                                                                                       -------------       -----------

        Total other expenses                                                               6,537,992         5,864,775
                                                                                       -------------       -----------

        Earnings before income taxes                                                       1,983,698         1,648,634

Income taxes                                                                                 716,311           423,822
                                                                                       -------------       -----------

        Net earnings                                                                   $   1,267,387         1,224,812
                                                                                       =============        ==========

Basic and diluted earnings per share                                                   $        0.25              0.25
                                                                                       =============       ===========

Weighted-average shares outstanding for basic and diluted                                  5,060,450         4,947,911
                                                                                       =============       ===========

See Accompanying Notes to Consolidated Financial Statements.



                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity

                     Years Ended December 31, 2001 and 2000



                                                                                                  Accumulated
                                                                                                     Other
                                                                                     Retained       Compre-
                                                 Common Stock        Additional      Earnings       hensive          Total
                                               ----------------        Paid-In     (Accumulated     Income       Stockholders'
                                               Shares     Amount       Capital       Deficit)        (Loss)          Equity
                                               ------     ------     ----------    ------------   -----------    ------------

Balance at December 31, 1999                4,947,911    $ 49,479     15,944,240    (1,370,775)    (267,806)       14,355,138
                                                                                                                 ------------

Comprehensive income:
     Net earnings                              -            -             -          1,224,812         -            1,224,812

     Other comprehensive income, net of tax:
         Amortization of transferred
              unrealized loss on securities
              held to maturity, net of tax
              of $43,426                       -            -             -             -            72,376            72,376

         Unrealized holding gain on
              securities available for sale
              arising during the year, net
              of income taxes of $7,051        -            -             -             -            10,535            10,535
                                                                                                                 ------------

Comprehensive income                                                                                                1,307,723
                                                                                                                 ------------

Accretion of stock options for stock
     compensation programs                     -            -             43,749        -              -               43,749
                                            ---------     -------     ----------    ------------   --------      ------------

Balance at December 31, 2000                4,947,911      49,479     15,987,989      (145,963)    (184,895)       15,706,610
                                                                                                                 ------------

Comprehensive income:
     Net earnings-                             -            -          1,267,387        -         1,267,387

     Other comprehensive income, net of tax:
         Amortization of transferred
              unrealized loss on securities
              held to maturity, net of tax
              of $117,534                      -            -             -             -           195,806           195,806

         Unrealized holding loss on
              securities available for sale
              arising during the year, net
              of income taxes of $83,452       -            -             -            -           (147,043)         (147,043)
                                                                                                                 ------------

Comprehensive income                                                                                                1,316,150
                                                                                                                 ------------

Proceeds from issuance of common stock,
     net of issuance cost of $34,950          461,538       4,615      1,460,435        -              -            1,465,050

Accretion of stock options for stock
     compensation programs                     -            -             43,750        -              -               43,750
                                            ---------     -------     ----------    ----------     --------      ------------

Balance at December 31, 2001                5,409,449    $ 54,094     17,492,174     1,121,424     (136,132)       18,531,560
                                            =========    ========     ==========    ==========     ========      ============


See Accompanying Notes to Consolidated Financial Statements.


                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows


                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                                           2001               2000
                                                                                           ----               ----
Cash flows from operating activities:
    Net earnings                                                                        $ 1,267,387         1,224,812
    Adjustments to reconcile net earnings to net cash provided by operating activities:
        Depreciation and amortization                                                       415,835           437,996
        Amortization of premiums and discounts on securities                                 30,682             1,950
        Amortization of mortgage servicing rights                                           410,109           197,505
        Net amortization of loan origination fees, costs, premiums and discounts            477,490            24,012
        Provision for loan losses                                                           540,000           329,410
        Loans originated for resale                                                     (16,973,058)       (3,260,475)
        Proceeds from sales of loans held for sale                                       34,932,537        24,854,049
        Gain on sale of loans held for sale                                                (657,551)         (255,974)
        Deferred income tax provision                                                       231,619            30,499
        Gain on sale of securities                                                         (170,596)           -
        Loss (gain) on sale of foreclosed assets                                             18,413           (21,334)
        Increase in cash surrender value of life insurance policies                        (127,553)         (116,703)
        Accretion of stock option expense                                                    43,750            43,749
        Cash provided by (used in) resulting from changes in:
           Accrued interest receivable                                                     (271,246)         (380,525)
           Mortgage servicing rights                                                       (511,197)       (1,184,624)
           Other assets                                                                     998,632        (1,000,116)
           Accrued interest payable                                                          79,657            21,276
           Official checks                                                                 (250,285)         (159,612)
           Advance payments by borrowers for taxes and insurance                           (367,291)          444,815
           Other liabilities                                                                640,351          (636,010)
                                                                                       ------------       -----------

           Net cash provided by operating activities                                     20,757,685        20,594,700
                                                                                       ------------       -----------

Cash flows from investing activities:
    Loans originated, net of principal repayments                                       (10,605,296)      (28,510,211)
    Purchase of loans                                                                   (53,932,953)      (29,801,453)
    Purchase of securities available for sale                                           (17,747,721)           -
    Proceeds from principal repayments and sales of securities                           15,397,107           548,037
    Net proceeds from the sale of foreclosed assets                                       1,326,699           270,750
    Purchase of Federal Home Loan Bank stock                                               (550,000)         (565,000)
    Purchase of premises and equipment                                                   (1,619,083)       (1,284,133)
                                                                                       ------------       -----------

           Net cash used in investing activities                                        (67,731,247)      (59,342,010)
                                                                                       ------------       -----------

Cash flows from financing activities:
    Net increase in deposits                                                             43,563,712        28,324,334
    Net increase in Federal Home Loan Bank advances                                       8,500,000         6,300,000
    Net increase in other borrowings                                                        100,000         2,014,546
    Principal repayments under capital lease obligation                                     (48,178)           -
    Net proceeds from sale of common stock                                                1,465,050            -
                                                                                       ------------       -----------

           Net cash provided by financing activities                                     53,580,584        36,638,880
                                                                                       ------------       -----------

           Net increase (decrease) in cash and cash equivalents                           6,607,022        (2,108,430)

Cash and cash equivalents at beginning of year                                            4,959,179         7,067,609
                                                                                       ------------       -----------

Cash and cash equivalents at end of year                                               $ 11,566,201         4,959,179
                                                                                       ============       ===========

                                                                     (continued)



                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued


                                                                                        Year Ended December 31,
                                                                                        2001              2000
                                                                                        ----              ----
Supplemental disclosure of cash flow information: Cash paid during the year for:
        Interest                                                                    $ 13,192,425        12,559,762
                                                                                    ============      ============

        Income taxes                                                                $    335,000           472,144
                                                                                    ============      ============

Supplemental disclosures of noncash transactions:
    Foreclosed assets acquired in settlement of loans                               $  1,773,153           385,408
                                                                                    ============      ============

    Loans originated on sales of foreclosed assets                                  $    145,635                 -
                                                                                                      ============

    Accumulated other comprehensive income (loss), change in unrealized
        loss on securities available for sale, net of tax                           $   (147,043)           10,535
                                                                                    ============      ============

    Accumulated other comprehensive income (loss), change in unrealized loss on securities transferred from available for sale
        to held to maturity, net of tax                                             $    195,806            72,376
                                                                                    ============      ============

    Capital lease entered into for bank premises                                    $  2,500,000                 -
                                                                                    ============      ============

    Securitization of loans held for sale                                           $  3,299,550                 -
                                                                                    ============      ============

    Transfer of loans in portfolio to loans held for sale                           $ 21,175,198                 -
                                                                                    ============      ============











See Accompanying Notes to Consolidated Financial Statements.

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

           At December 31, 2001 and 2000 and for the Years Then Ended


(1)  Organization and Summary of Significant Accounting Policies
    Organization. Federal Trust Corporation (the "Holding Company"), is the sole shareholder of Federal Trust Bank (the "Bank") (together, the "Company"). The Holding Company operates as a unitary savings and loan holding company. The Holding Company's business activities primarily include the operation of the Bank.

        The Bank is chartered as a federal stock savings bank. The Bank provides a wide range of banking services to individual and corporate customers through its three offices located in Orange, Seminole and Volusia Counties, Florida. FTB Financial, Inc., a wholly-owned subsidiary of the Bank, provides investment services to customers of the Bank. The other wholly-owned subsidiary of the Bank, Vantage Mortgage Service Center, Inc., ("Vantage") operated as a broker for the residential mortgage secondary market. Vantage ceased operations on March 31, 2001 and was dissolved on September 21, 2001.

    Basis  of  Financial  Statement  Presentation.  The  consolidated  financial statements include the accounts of the Holding Company, the Bank and the Bank's subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The following summarizes the more significant of these policies and practices.

    Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The most significant estimates made by management that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, foreclosed assets and deferred tax asset. Actual results could differ from these estimates.

    Cash and Cash Equivalents. For the purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest bearing deposits with maturities of three months or less.

    Securities. Certain securities are reported at fair value except for those securities which the Company has the positive intent and ability to hold to maturity. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains and losses are included as a separate component of stockholders' equity net of the effect of income taxes. Realized gains and losses on securities available for sale are computed using the specific identification method.

        Securities that management has the intent and the Company has the ability at the time of purchase or origination to hold until maturity, are classified as securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities.

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(1) Organization and Summary of Significant Accounting Policies, Continued Securities, Continued. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the consolidated statements of earnings.

    Loans. Loans that management has the intent and the Company has the ability to hold until maturity or payoff, are reported at their outstanding unpaid principal balance, adjusted for premiums or discounts on loans purchased, charge-offs and recoveries, the allowance for loan losses and deferred fees and costs on originated loans.

        Loan origination fees and certain direct loan origination costs are capitalized and recognized in earnings over the contractual life of the loans, adjusted for estimated prepayments based on the Company's historical prepayment experience. If the loan is prepaid, the remaining unamortized fees and costs are charged to earnings. Amortization is ceased on nonaccrual loans.

        Loans are placed on nonaccrual status when the loan becomes more than 90 days past due as to interest or principal, unless the loan is both well secured and in the process of collection, or when the full, timely collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is written off and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status.

        The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable, are measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan' s original effective rate of interest.

    Loans Held for Sale.  Loans  originated  that are intended to be sold in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to earnings. The Company had approximately $909,000 and $335,000 in loans held for sale at December 31, 2001 and 2000, respectively, which are included in loans on the accompanying consolidated balance sheets and the market value of these loans exceeded book value in the aggregate.

        Loan origination fees and direct loan origination costs are deferred until the related loan is sold, at which time the net fees are included in the gain on sale of loans held for sale in the consolidated statements of earnings.

    Allowance for Loan Losses. The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No.5, "Accounting for Contingencies" (Statement 5). The following is a description of how each portion of the allowance for loan losses is determined.

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(1) Organization and Summary of Significant Accounting Policies, Continued Allowance for Loan Losses, Continued. The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. First, general loss percentages are calculated based upon historical analyses. Second, a supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This supplemental portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions and concentrations of credit risk.

        Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level.

        Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgments about the information available to them at the time of their examination. Management believes that the allowance for loan losses is adequate.

    Mortgage Servicing Rights. Mortgage servicing rights are the rights to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified servicing activities. The total cost of loans originated or acquired is allocated between the mortgage servicing rights and the mortgage loans, without the servicing rights, based on relative fair values.

        Mortgage servicing rights are amortized in proportion to and over the period of the estimated net servicing revenue. They are evaluated for impairment by comparing the carrying amount of the servicing rights to their fair value. Fair value is estimated based on the market prices of similar mortgage servicing assets and on discounted future net cash flows considering market prepayment estimates, historical prepayment rates, portfolio characteristics, interest rates and other economic factors. For purposes of measuring impairment, the mortgage servicing rights are stratified by the predominant risk characteristics which include product types of the underlying loans and interest rates of mortgage notes. Impairment, if any, is recognized through a valuation reserve for each impaired stratum and is included in amortization of mortgage servicing rights. At December 31, 2001 and 2000, book value approximated fair value and there was no impairment.

    Foreclosed Assets. Assets acquired in the settlement of loans are initially recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value at the date of acquisition. Subsequently, such assets acquired are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to development and improvement of foreclosed assets are capitalized, whereas costs relating to holding the foreclosed assets are charged to earnings.

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(1) Organization and Summary of Significant Accounting Policies, Continued Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are stated at cost less accumulated amortization. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives or the respective lease terms. Major renovations and betterments of property are capitalized; maintenance, repairs, and minor renovations and betterments are expensed in the period incurred. Upon retirement or other disposition of the assets, the asset cost and related accumulated depreciation are removed from the accounts, and gains or losses are included in earnings.

    Stock Compensation Plans. Statement of Financial Accounting Standards (SFAS)
        No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Certain stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net earnings and other disclosures, as if the fair value based method of accounting had been applied.

        Substantially all of the Company's employees are covered under the Company's employee benefit plans. Two executives of the Company are covered under the Company's executive supplemental income plan. The expenses of providing these plans are charged to earnings in the year the expenses are incurred.

    Comprehensive   Income.   Accounting   principles   generally  require  that
        recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income.


                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(1) Organization and Summary of Significant Accounting Policies, Continued Comprehensive Income, Continued. The components of other comprehensive income and related tax effects are as follows:

                                                                               Year Ended December 31,
                                                                               -----------------------
                                                                               2001               2000
                                                                               ----               ----

   Unrealized holding (losses) gains on securities available for sale      $   (59,899)            17,586

   Reclassification adjustment for gains realized in earnings                 (170,596)             -
                                                                           ------------        -----------

   Net unrealized (losses) gains                                              (230,495)            17,586

   Income tax benefit                                                          (83,452)             7,051
                                                                           ------------        -----------

   Net amount before amortization                                             (147,043)            10,535

   Amortization of transferred loss on securities held to maturity,
       net of tax of 83,452 in 2001 and 43,426 in 2000                         195,806             72,376
                                                                           ------------        -----------

       Net amount                                                          $    48,763             82,911
                                                                           ============        ===========


    Earnings Per Share ("EPS"). Basic EPS is calculated based on net earnings available to common shareholders and the weighted-average number of shares outstanding during the year. Diluted EPS includes additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options outstanding. The Company has no dilutive common stock equivalents at December 31, 2001 or 2000.

    Income Taxes. The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and the Bank as though separate income tax returns were filed.

        The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are provided against assets which are not likely to be realized.

    Reclassification.   Certain  amounts  in  the  2000  consolidated  financial
        statements have been reclassified to conform with the 2001 presentation.

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(2)  Securities

    All securities have been classified according to management's intent. The amortized cost and estimated fair values of securities available for sale and held to maturity, are as follows:

                                                                                        Gross         Gross
                                                         Amortized      Unrealized    Unrealized      Fair
                                                           Cost            Gains        Losses        Value
                                                           ----            -----        ------        -----
     At December 31, 2001-
     Securities available for sale:
         Mortgage-backed securities                    $  7,568,658           -          (73,020)    7,495,638
         Municipal bonds                                  2,231,532           -         (134,107)    2,097,425
         Corporate equity securities                      4,361,822        22,019        (28,496)    4,355,345
                                                       ------------       -------       --------    ----------

                                                       $ 14,162,012        22,019       (235,623)   13,948,408
                                                       ============       =======       ========    ==========

     At December 31, 2000:
     Securities available for sale-
         Mortgage-backed securities                    $  1,371,934        16,891            -       1,388,825
                                                       ============       =======       ========    ==========

     Securities held to maturity-
         U.S. Government agency obligations            $  6,686,660           -         (526,660)    6,160,000
                                                       ============       =======       ========    ==========

    The amortized cost and estimated fair values of securities available for sale at December 31, 2001, by contractual maturity, are below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              Amortized           Fair
                                                                                Cost              Value
                                                                                ----              -----

     Due after ten years                                                  $   2,231,532         2,097,425
     Mortgage-backed securities                                               7,568,658         7,495,638
     Corporate equity securities                                              4,361,822         4,355,345
                                                                          -------------        ----------

                                                                          $  14,162,012        13,948,408
                                                                          =============        ==========

    The following summarizes sales of securities for the year ended December 31, 2001. There were no sales of securities during the year ended December 31, 2000.

                                                                                               Amount

     Proceeds from sales                                                                     $ 15,058,355
                                                                                               ==========

     Gross gains from sales                                                                       170,596
     Gross losses from sales                                                                          -
                                                                                             ------------

     Net gain                                                                                $    170,596
                                                                                             ============

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(2)  Securities, Continued
    In March 1996, the Company transferred a security in the amount of $7,000,000 from the available for sale category to the held to maturity category at its then fair value resulting in an unrealized loss of $780,937. The unrealized loss was being amortized over the remaining term of the security. During 2001, the Company sold this security at a gain of $80,938 and the remaining unrealized loss was fully amortized. Due to this sale, the Company will be prohibited from classifying securities as held to maturity for a period of two years.

(3)  Loans
    The components of loans are summarized as follows:

                                                                                       At December 31,
                                                                                       ---------------
                                                                                    2001              2000
                                                                                    ----              ----
     Mortgage loans:
          Residential                                                          $ 203,920,900       164,386,510
          Commercial                                                              28,999,067        28,343,075
          Construction                                                            32,212,511        35,014,342
                                                                               -------------       -----------

                   Total mortgage loans                                          265,132,478       227,743,927

          Commercial loans                                                         3,077,593         1,505,000
          Consumer and other loans                                                 6,235,269         4,436,371
                                                                               -------------       -----------

                   Total loans                                                   274,445,340       233,685,298

     Add (deduct):
          Allowance for loan losses                                               (1,764,520)       (1,634,259)
          Net premiums, discounts, deferred fees and costs                         2,319,204         1,729,284
          Undisbursed portion of loans in process                                (10,813,207)      (10,885,269)
                                                                               -------------       -----------

                   Loans, net                                                  $ 264,186,817       222,895,054
                                                                               =============       ===========

    The following is a summary of information regarding nonaccrual and impaired loans:

                                                                                   At December 31,
                                                                                   ---------------
                                                                                2001              2000
                                                                                ----              ----

     Nonaccrual loans                                                       $ 3,589,460         3,043,093
                                                                              =========         =========

     Total recorded investment in impaired loans                            $ 4,305,364         3,164,842
                                                                              =========         =========

     Recorded investment in impaired loans for which
         there is a related allowance for loan losses                       $ 4,305,364         3,164,842
                                                                              =========         =========

     Recorded investment in impaired loans for which
         there is no related allowance for loan losses                      $        -                 -
                                                                            ===========         =========

     Allowance for loan losses related to impaired loans                    $   659,455           475,520
                                                                            ===========         =========

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(3)  Loans, Continued

                                                                   Interest       Interest        Average
                                                                  Income Not       Income        Recorded
                                                                  Recognized     Recognized     Investment
                                                                 on Nonaccrual   on Impaired    in Impaired
                                                                     Loans          Loans          Loans
                                                                     -----          -----          -----
     For the Years Ended December 31:
        2001                                                       $ 285,228       103,252        3,167,616
                                                                   =========       =======        =========

        2000                                                       $ 330,815        90,227        2,502,742
                                                                   =========       =======        =========

    The activity in the allowance  for loan losses for the years ended  December
        31, 2001 and 2000 is as follows:


                                                              2001             2000
                                                              ----             ----

     Balance at beginning of year                         $ 1,634,259         1,437,913
     Provision for loan losses                                540,000           329,410
     Charge-offs                                             (425,903)         (149,881)
     Recoveries                                                16,164            16,817
                                                          -----------         ---------

          Balance at end of year                          $ 1,764,520         1,634,259
                                                          ===========         =========

(4)  Loan Servicing
    Loans serviced for other entities are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $139,821,361 and $146,378,727 at December 31, 2001 and 2000,
        respectively. Servicing fees earned, net of amortization of mortgage servicing rights, were $335,627 and $398,644 for the years ended December 31, 2001 and 2000, respectively.

    The Company also owns loans serviced by other entities.  These loans totaled
        $103,511,403   and   $75,284,328   at   December   31,  2001  and  2000,
        respectively.

(5)  Mortgage Servicing Rights
    An analysis of the activity for mortgage servicing rights for the years ended December 31, 2001 and 2000, is as follows:

     Balance, December 31, 1999                                  $     565,616
     Additions                                                       1,184,624
     Amortization                                                     (197,505)
                                                                 -------------

     Balance, December 31, 2000                                      1,552,735
     Additions                                                         511,197
     Amortization                                                     (410,109)
                                                                 -------------

     Balance, December 31, 2001                                  $   1,653,823
                                                                 =============

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(6)  Premises and Equipment
    Premises and equipment consisted of the following:

                                                                                    At December 31,
                                                                                    ---------------
                                                                                2001              2000
                                                                                ----              ----

     Bank premises under capital lease                                      $ 2,500,000            -
     Buildings and improvements                                               1,094,400            -
     Land                                                                       257,888           257,888
     Leasehold improvements                                                     561,537           985,087
     Furniture, fixtures and equipment                                        2,067,183         1,332,174
     Construction in progress                                                   431,291           263,770
                                                                            -----------        ----------

          Total                                                               6,912,299         2,838,919

     Less accumulated depreciation and amortization                          (1,268,621)         (898,489)
                                                                            -----------        ----------

          Premises and equipment, net                                       $ 5,643,678         1,940,430
                                                                            ===========        ==========

    Accumulated depreciation of $24,777 at December 31, 2001 related to bank premises under capital lease.

    The Company leases its administrative office building under a capital lease.
        The lease term for the building is fifteen years with an option to purchase the building for $1 at the end of the term. Future minimum lease payments under this capital lease are as follows:

     Year Ending December 31,                                                       Amount
     ------------------------                                                       ------

         2002                                                                   $   439,475
         2003                                                                       439,475
         2004                                                                       439,475
         2005                                                                       439,475
         2006                                                                       439,475
         Thereafter                                                               4,724,352
                                                                                -----------

         Total minimum lease payments                                             6,921,727
         Less: amount representing interest                                      (4,469,905)
                                                                                -----------

         Present value of minimum lease payments                                $ 2,451,822
                                                                                ===========


                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(6) Premises and Equipment, Continued
    The Company also leases two branch offices under operating leases. The terms of these leases are ten and three years and the leases contain escalation clauses. The Company has an option to renew the ten-year lease for two additional ten-year terms. Rent expense under operating leases was $415,331 and $388,735 for the years ended December 31, 2001 and 2000, respectively. Future minimum payments under these operating leases are as follows:

     Year Ending December 31,                                                    Amount
     ------------------------                                                    ------

         2002                                                                 $    238,702
         2003                                                                      247,344
         2004                                                                      248,779
         2005                                                                      243,021
         2006                                                                      252,741
         Thereafter                                                                820,527
                                                                              ------------

                                                                              $  2,051,114
                                                                              ============

    As part of the new capital lease, the Company leases space to third parties in its administration building. The Company pays a fee to a third party to manage the property. The Company recognized $138,890 in rental income during the year ended December 31, 2001. A schedule of future minimum rents due under these operating sub-leases, follows:

     Year Ending December 31,                                                     Amount
     ------------------------                                                     ------

         2002                                                                   $  222,158
         2003                                                                      144,440
         2004                                                                       87,333
         2005                                                                       26,047
                                                                                ----------

                                                                                $  479,978
                                                                                ==========

    During February 2002, the Company entered into a land lease for a future branch facility in Casselberry, Florida. As part of the lease, the Company paid cash of $200,000 and issued 83,333 shares of common stock. The Company expects total construction and equipment costs of the new branch to be approximately $750,000.

(7)  Deposits
    At December 31, 2001 and 2000, time deposits of $100,000 or more were $74,524,363 and $25,753,811, respectively. At December 31, 2001 the scheduled maturities of time deposits were as follows:

     Year Ending December 31,                                                      Amount
     ------------------------                                                      ------

         2002                                                                  $ 142,133,964
         2003                                                                     33,524,169
         2004                                                                      6,706,831
         2005                                                                      1,367,779
         2006                                                                        885,759
         Thereafter                                                                    7,035
                                                                               -------------

                                                                               $ 184,625,537
                                                                               =============

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(7)  Deposits, Continued
    Interest expense on deposits is as follows:


                                                                                  Year Ended December 31,
                                                                                  2001              2000
                                                                                  ----              ----

     Interest on interest-bearing demand deposits                              $     16,743          57,960
     Interest on money-market accounts                                              807,490         545,918
     Interest on savings accounts                                                    55,305          90,872
     Interest on time deposits, net of penalties                                  9,595,202       8,904,284
                                                                               ------------       ---------

                                                                               $ 10,474,740       9,599,034
                                                                               ============       =========

(8)  Federal Home Loan Bank Advances
    A summary of advances from the Federal Home Loan Bank of Atlanta ("FHLB") are as follows:


                                              Fixed
                                              Interest
     Maturing During                           Rate                             At December 31,
     the Year Ending                         (Variable                          ----------------
     December 31,                              Rate)                         2001              2000
     ------------                              -----                         ----              ----

           2001                                5.96%                     $    -               5,000,000
           2001                                6.48                           -               5,000,000
           2001                                6.70                           -               5,000,000
           2001                                7.11                           -              10,000,000
           2001                               (6.35)                          -               1,500,000
           2002                                2.56                         5,000,000            -
           2002                                5.95                         5,000,000         5,000,000
           2002                                6.39                         5,000,000         5,000,000
           2003                                5.45                         5,000,000            -
           2003                                6.39                         5,000,000         5,000,000
           2011                                3.73*                       25,000,000            -
                                                                         ------------        ----------

                                                                         $ 50,000,000        41,500,000
                                                                         ============        ==========

    * FHLB has a one-time call option in 2004.

    The security agreement with FHLB includes a blanket floating lien requiring the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to at least, when discounted at 75% of the unpaid principal balances, 100% of these advances. The FHLB stock is also pledged as collateral for these advances.


                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

    Notes to Consolidated Financial Statements, Continued


(9)  Other Borrowings
    During 2000,  the Company  entered  into a line of credit  agreement  with a commercial bank that permits the Company to borrow up to $6,000,000. The line of credit bears interest at the prime lending rate plus 50 basis points (5.25% at December 31, 2001) and is secured by all the Bank's common stock. Borrowings under the line of credit agreement mature five years after the date of the borrowing. At December 31, 2001 and 2000, the outstanding balance under the line of credit agreement was $2,114,546 and $2,014,546, respectively. Total interest expense for the years ended December 31, 2001 and 2000, was $186,820 and $144,189, respectively.

(10) Fair Value of Financial Instruments
    The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

        Cash and Cash Equivalents - The carrying amount of cash and cash equivalents represents fair value.

        Securities - The fair value of securities available for sale and held to maturity are based on quoted market prices.

        Federal Home Loan Bank Stock - The stock is not publicly traded and the carrying amount was used to estimate fair value.

        Loans - For  variable  rate loans that  reprice  frequently  and have no significant change in credit risk, fair values are based on carrying values. Fair values for residential, commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using the Office of Thrift Supervision ("OTS") pricing model. Fair values of impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

        Deposits - The fair values disclosed for noninterest bearing demand deposits are, by definition, equal to the amount payable on demand at December 31, 2001 and 2000 (that is their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and interest-bearing demand deposits approximate their fair value at the reporting date. Fair values for fixed-rate time deposits are estimated using the OTS pricing model.

        Federal Home Loan Bank Advances - Fair value for Federal Home Loan Bank advances are estimated using the OTS pricing model.

        Other Borrowings - Fair values of other  borrowings are estimated  using
           discounted  cash  flow  analysis  based  on  the  Company's   current
           borrowing rates for similar types of borrowing arrangements.

        Accrued Interest - The carrying amounts of accrued interest receivable and accrued interest payable approximates fair value.

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(10) Fair Value of Financial Instruments, Continued
    The carrying amounts and estimated fair values of the Company's financial instruments, are as follows (in thousands):

                                                                          At December 31,
                                                         ---------------------------------------------------
                                                              2001                                2000
                                                         -----------------------        --------------------
                                                           Carrying        Fair         Carrying       Fair
                                                            Amount         Value         Amount        Value
                                                            ------         -----         ------        -----
     Financial assets:
         Cash and cash equivalents                       $   11,566        11,566          4,959      4,959
         Securities held to maturity                          -             -              6,687      6,160
         Securities available for sale                       13,948        13,948          1,389      1,389
         Loans, net                                         264,187       268,203        222,895    229,039
         Federal Home Loan Bank stock                         3,075         3,075          2,525      2,525
         Accrued interest receivable                          2,048         2,048          1,776      1,776
         Mortgage servicing rights, net                       1,654         1,942          1,553      1,627

     Financial liabilities:
         Deposits                                           225,400       227,886        181,836    181,587
         Federal Home Loan Bank advances                     50,000        46,460         41,500     41,662
         Other borrowings                                     2,115         2,115          2,015      2,015
         Accrued interest payable                               320           320            240        240

(11) Credit Commitments
    The Company has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer's credit worthiness is evaluated on a case-by-case basis. A summary of commitments at December 31, 2001 is as follows (in thousands):

           Unused lines of credit                                     $  3,875
                                                                        =======

           Commitment to extend credit                                $  5,388
                                                                        ======

           Loans in process                                           $ 10,813
                                                                        ======

    Because many commitments expire without being funded in whole or part, the contract amounts are not estimates of future cash flows.

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(11) Credit Commitments, Continued
    Loan commitments written have off-balance-sheet credit risk because only original fees are recognized in the balance sheet until the commitments are fulfilled or expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced, and that collateral or other security is of no value.

    The Company's policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate and income producing commercial properties.

(12) Income Taxes
    The provision for income taxes consisted of the following:

                                                                  Current        Deferred           Total
                                                                  -------        --------           -----

     Year Ended December 31, 2001:
         Federal                                                $ 404,843         205,992         610,835
         State                                                     79,849          25,627         105,476
                                                                  -------         -------         -------

                Total                                           $ 484,692         231,619         716,311
                                                                  =======         =======         =======

     Year Ended December 31, 2000:
         Federal                                                  377,754          69,712         447,466
         State                                                     15,569         (39,213)        (23,644)
                                                                  -------         -------         -------

                Total                                           $ 393,323          30,499         423,822
                                                                  =======         =======         =======

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(12) Income Taxes, Continued
    The tax effects of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts which give rise to significant portions of deferred tax assets and liabilities, are as follows:

                                                                                         At December 31,
                                                                                         ---------------
                                                                                      2001             2000
                                                                                      ----             ----
     Deferred tax assets:
          Allowance for loan losses                                                $ 458,432           276,591
          Unrealized loss on investment securities                                    77,472           111,554
          Depreciation                                                                14,498           150,143
          Deferred compensation                                                       88,967            59,210
          Impaired loan interest                                                      37,630            -
          Foreclosed property expenses                                                11,289            -
          Other                                                                       10,824             1,051
                                                                                    --------           -------

                Total deferred tax assets                                            699,112           598,549
                                                                                     -------           -------

     Deferred tax liabilities:
          FHLB stock                                                                 (37,074)          (18,845)
          Mortgage servicing rights                                                 (273,027)          (99,483)
          Deferred loan fees and costs, net                                         (274,860)         (100,369)
                                                                                     -------           -------

                Total deferred tax liabilities                                      (584,961)         (218,697)
                                                                                     -------           -------

                Net deferred tax assets                                            $ 114,151           379,852
                                                                                     =======           ========

    The effective tax rate was different than the statutory Federal income tax rate. A summary and the reasons for the difference are as follows:

                                                                     Year Ended December 31,
                                                      ----------------------------------------------------
                                                                  2001                     2000
                                                      ---------------------------   ----------------------
                                                                    % of Pretax              % of Pretax
                                                           Amount      Earnings      Amount     Earnings
                                                           ------      --------      ------     --------

     Tax provision at statutory rate                    $ 674,457        34.0%    $ 560,536       34.0%
     Increase (decrease) in tax resulting from:
        Decrease in valuation allowance                    -              -        (147,896)      (8.8)
        State income taxes (benefit), net of
          federal income tax (benefit)                     69,614         3.5       (15,605)       (.9)
        Officers' life insurance, travel and
          entertainment and other permanent items         (27,760)       (1.4)      (38,081)      (2.3)
        Other                                              -             -           64,868        3.7
                                                        ---------        ----     ---------       ----

                                                        $ 716,311        36.1%    $ 423,822       25.7%
                                                        =========        ====     =========       ====

                                                                    (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(13) Regulatory Capital
    The Bank is subject to various regulatory capital requirements  administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier I risk-based and Tier I leverage percentages as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution' s category. The following table summarizes the capital thresholds for each prompt corrective action capital category. An institution's capital category is based on whether it meets the threshold for all three capital ratios within the category. The Bank's actual capital amounts and percentages are also presented in the table (in thousands).

                                                                                              To Be Well Capitalized
                                                                                                   Under Prompt
                                                                     For Capital Adequacy       Corrective Action
                                               Actual                      Purposes                   Provisions
                                           --------------------    ----------------------       --------------------
                                            Amount         %          Amount         %            Amount        %
                                            ------      -------       ------      -------         ------     -------
    At December 31, 2001:
        Total capital (to risk-
           weighted assets)               $  21,393       11.4%   $  14,998         8.0%       $ 18,748        10.0%
        Tier I capital (to risk
           weighted assets)                  19,658        8.6        7,499         4.0          11,249         6.0
        Tier I capital (to average
           adjusted assets                   19,658        5.3       12,129         4.0          11,162         5.0

    At December 31, 2000:
        Total capital (to risk-
           weighted assets)               $  17,671       11.3%   $  12,542         8.0%       $ 15,678        10.0%
        Tier I capital (to risk
           weighted assets)                  16,077       10.3        6,271         4.0           9,407         6.0
        Tier I capital (to average
           adjusted assets                   16,077        6.5        9,921         4.0          12,401         5.0

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(14) Stock Option Plans
    The Company has two stock options plans. The Key Employee Stock Compensation
        Program (the "Employee Plan") is authorized to issue up to 325,000 shares as either incentive stock options, compensatory stock options, stock appreciation rights or performance shares. All awards granted under the Employee Plan have been incentive stock options. These options have ten year lives and vest ratably over five years. At December 31, 2001, the Company had 20,000 shares remaining under the Employee Plan available for future grants.

        The Directors' Stock Option Plan (the "Director Plan") is authorized to issue up to 90,000 shares. All options granted under the Director Plan have ten year lives, vest immediately and are not exercisable for a period of six months after the grant date. At December 31, 2001, the Company had 15,000 shares remaining under the Director Plan available for future grants.

        During 1998, 350,000 options were granted under both plans at an exercise price less than the then market price. This amount is being expensed over the related vesting periods. Compensation costs relating to these options was $43,750 ad $43,749 for the years ended December 31, 2001 and 2000, respectively.

        A summary of stock option transactions is presented below:


                                                                        2001             2000
                                                                        ----             ----

     Outstanding at beginning of year                               $ 340,000           340,000
     Granted                                                           85,000            -
     Forfeited                                                        (45,000)           -
                                                                    ---------           -------

     Outstanding at end of year                                     $ 380,000           340,000
                                                                      =======           =======

        The weighted-average remaining contractual life of options outstanding at December 31, 2001 and 2000 was 7.2 years and 7.6 years, respectively.

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(14) Stock Option Plans, Continued
    The options are exercisable as follows:

                                                         Number of             Weighted-Average
     Year Ending December 31,                             Shares                Exercise Price
     ------------------------                             ------                --------------

           Currently exercisable                          229,000                  $ 4.00
           2002                                            61,000                    4.00
           2003                                            39,000                    4.00
           2004                                            17,000                    4.00
           2005                                            17,000                    4.00
           2006                                            17,000                    4.00
                                                          -------

                                                          380,000                  $ 4.00
                                                          =======                  ======

        The Company applies Accounting Principles Board Opinion No.25 and related interpretations in accounting for its plans. Accordingly, compensation cost has been recognized for its stock option plans as noted above, however 2001 grants were made with exercise prices at the then market price, therefore no compensation cost has been recognized for these grants. Had compensation cost for the Company's stock-based compensation plans been determined consistent with FASB Statement No. 123, the Company's net earnings and earnings per share would have been reduced. In order to calculate the fair value of the options granted in 2001, it was assumed that the risk-free interest rate was 3.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and 10% stock volatility. For purposes of pro forma disclosures, the estimated fair value is included in expense over the vesting period. The following information summarizes the options granted under both plans:

                                                                              Year Ending December 31,
                                                                              ------------------------
                                                                             2001                 2000
                                                                             ----                 ----
     Weighted-average grant-date fair value of options
         issued during the year                                           $    61,062                -
                                                                          =============        =========

     Net earnings:
         As reported                                                      $ 1,267,387          1,224,812
                                                                          =============        =========

         Proforma                                                         $ 1,240,144          1,205,202
                                                                          =============        =========

     Basic and diluted earnings per share:
         As reported                                                      $       .25                .25
                                                                          =============        =========

         Proforma                                                         $       .25                .24
                                                                          =============        =========

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(15) Employee Benefit Plans
    The Company  maintains  a  qualified  employee  stock  ownership  plan  (the
        "ESOP"). The ESOP is qualified under Section 4975(e)(7) of the Internal Revenue Code, under which the Bank and its subsidiary may act as participating employees. In addition, the ESOP meets all applicable requirements of the Tax Reform Act of 1986 and is qualified under
        Section 401 (k) of the Internal Revenue Code.

        At the discretion of the Board of Directors, the Company may make a contribution to the ESOP of up to 15% of total compensation paid to employees during the year. Employees are 100% vested after five years of service. For the years ended December 31, 2001 and 2000, the Company incurred compensation costs of $100,000 and $25,000, respectively.

        In addition, the Company sponsors an employee savings plan, which qualifies as a 401 (k) plan under the Internal Revenue Code. Under the employee savings plan, employees may contribute up to 10% of their pre-tax compensation. The Company makes contributions on a discretionary basis as approved by the Board of Directors. Participants vest immediately in their own contributions and after four years of service in contributions made by the Company. Employee savings plan expense for the years ended December 31, 2001 and 2000 was $39,598 and $38,158, respectively.

(16) Executive Supplemental Income Plan
    The Company has an executive supplemental income plan (the "Plan") to provide supplemental income for two of its current executives after their retirement. The funding of the Plan involved the purchase of five cash surrender value life insurance policies, which totaled $3,180,000. The Plan is structured such that each participant is scheduled to receive specified levels of income after the retirement age of 65 for seventeen years. In the event a participant leaves the employment of the Company before retirement, only the benefits vested through that date would be paid to the employee. The Plan also provides for 100% vesting in the event of a change in Company ownership. The accounting for the Plan is as follows: Monthly, the Company records the mortality cost as a reduction of the asset. Interest for the policies is recorded to the asset and salary continuation expenses are accrued.

        The Company has approximately $236,427 and $165,598 in deferred compensation accrued at December 31, 2001 and 2000, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Company recognized net earnings of $56,724 and $54,809, consisting of the net earnings on life insurance policies and compensation expenses accrued, in connection with the Plan during 2001 and 2000, respectively.

(17) Legal Contingencies
    Various legal  claims  also arise from time to time in the normal  course of business which, in the opinion of management of the Company, will not have a material effect on the Company's consolidated financial statements.


                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(18) Concentration of Credit Risk
    The Company originates real estate, consumer and commercial loans primarily in its Central Florida market area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts is dependent upon the economy of Central Florida. The Company does not have a significant exposure to any individual customer or counterparty.

        The Company manages its credit risk by limiting the total amount of arrangements outstanding with individual customers, by monitoring the size and maturity structure of the loan portfolio, by obtaining collateral based on management's credit assessment of the customers, and by applying a uniform credit process for all credit exposures.

 (19) Condensed Parent Company Financial Statements
    The unconsolidated condensed financial statements of the Holding Company are presented as follows:

                            Condensed Balance Sheets
                                                                          At December 31,
                                                                          ---------------
                                                                        2001           2000
                                                                        ----           ----
           Assets:
                Cash, deposited with subsidiary                    $    184,339         386,564
                Investment in subsidiary                             19,673,911      16,036,847
                Securities available for sale                           432,410               -
                Premises and equipment, net                           2,496,548               -
                Other assets                                            320,494       1,311,525
                                                                   ------------    ------------

                      Total assets                                 $ 23,107,702      17,734,936
                                                                   ============    ============

           Liabilities and stockholders' equity:

           Liabilities:
           Other borrowings                                           2,114,546       2,014,546
                                                                                   ------------
                Capital lease obligation                              2,451,822               -
                                                                                   ------------
                Other liabilities                                         9,774          13,780
                                                                   ------------    ------------

                      Total liabilities                               4,576,142       2,028,326
                                                                   ------------    ------------
           Stockholders' equity:
                Common stock                                             54,094          49,479
                Additional paid-in capital                           17,492,174      15,987,989
                Retained earnings (accumulated deficit)               1,121,424        (145,963)
                Accumulated other comprehensive income (loss)          (136,132)       (184,895)
                                                                   ------------    ------------

                      Total stockholders' equity                     18,531,560      15,706,610
                                                                   ------------    ------------

                      Total liabilities and stockholders' equity   $ 23,107,702      17,734,936
                                                                   ============    ============

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(19) Condensed Parent Company Financial Statements, Continued

                        Condensed Statements of Earnings

                                                                                             For the Year Ended
                                                                                                December 31,
                                                                                      ------------------------------
                                                                                          2001              2000
                                                                                          ----              ----

           Revenue:
                Interest and dividend income                                          $     35,917            43,991
                Other income                                                               139,257           333,575
                                                                                      ------------        ----------

                      Total income                                                         175,174           377,566
                                                                                      ------------        ----------

           Expenses:
                Salary and employee benefits                                                55,291            59,069
                Occupancy expense                                                          128,345           446,526
                Interest expense                                                           248,511           144,189
                Other expense                                                              223,706            88,879
                                                                                      ------------        ----------

                      Total expenses                                                       655,853           738,663
                                                                                      ------------        ----------


                Loss before income from subsidiary                                        (480,679)         (361,097)

           Equity in undistributed earnings of subsidiary                                1,572,745         1,341,997
                                                                                      ------------        ----------

                Income before income taxes                                               1,092,066           980,900

           Income tax benefit                                                             (175,321)         (243,912)
                                                                                      ------------        ----------

                Net earnings                                                          $  1,267,387         1,224,812
                                                                                      ============        ==========

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(19) Condensed Parent Company Financial Statements, Continued

                       Condensed Statements of Cash Flows

                                                                                    For the Year Ended
                                                                                       December 31,
                                                                                ----------------------------
                                                                                   2001              2000
                                                                                   ----              ----
     Cash flows used in operating activities:
          Net earnings                                                        $  1,267,387         1,224,812
          Adjustments to reconcile net earnings to net cash
            provided by (used in) operating activities:
              Depreciation                                                          24,777           109,477
              Accretion of stock option expense                                     43,750            43,749
              Equity in undistributed earnings of subsidiary                    (1,572,745)       (1,341,997)
              Cash provided by (used in) resulting from
                changes in:
                   Other assets                                                  1,000,565          (442,951)
                   Other liabilities                                                (4,006)            2,709
                                                                              ------------        ----------

              Net cash provided by (used in) operating activities                  759,728          (404,201)
                                                                              ------------        ----------

     Cash flows used in investing activities:
          Capital infusion in the subsidiary                                    (2,000,000)       (1,600,000)
          Loans originated, net of principal repayments                              -              (217,276)
          Repayments of note receivable                                              -                25,000
          Purchase of securities available for sale                               (457,500)            -
          Purchase of premises and equipment                                       (21,325)            -
                                                                              ------------        ----------

              Net cash used in investing activities                             (2,478,825)       (1,792,276)
                                                                              ------------        ----------

     Cash flows provided by financing activities:
          Net increase in other borrowings                                         100,000         2,014,546
          Net proceeds from the sale of common stock                             1,465,050             -
          Principal repayments under capital lease obligation                      (48,178)            -
                                                                              ------------        ----------

              Net cash provided by financing activities                          1,516,872         2,014,546
                                                                              ------------        ----------

              Net decrease in cash and cash equivalents                           (202,225)         (181,931)

     Cash and cash equivalents at beginning of year                                386,564           568,495
                                                                              ------------        ----------

     Cash and cash equivalents at end of year                                 $    184,339           386,564
                                                                              ============       ===========

                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(19) Condensed Parent Company Financial Statements, Continued

                  Condensed Statements of Cash Flows, Continued

                                                                                             For the Year Ended
                                                                                                December 31,
                                                                                             ------------------
                                                                                            2001             2000
                                                                                            ----             ----
           Supplemental disclosures of noncash transactions:
                Change in investment in subsidiary due to change in
                    accumulated other comprehensive income,
                    unrealized (loss) gain on securities available
                    for sale, net of tax                                                $  (131,487)        10,535
                                                                                        ===========         ======

                Change in investment in subsidiary due to change in accumulated other comprehensive income, securities transferred from
                    available for sale to
                    held to maturity, net of tax                                        $   195,806         72,376
                                                                                        ===========         ======

                Change in accumulated other comprehensive income,
                    unrealized loss on securities available for sale,
                    net of tax                                                          $   (15,556)          -
                                                                                        ===========         ======

                Capital lease entered into for Bank premises                            $ 2,500,000           -
                                                                                        ===========         ======

    The major sources of funds available to the Company for payment of dividends are dividends from the Bank. The ability of the Bank to pay dividends to the Holding Company is subject to the approval of the Office of Thrift Supervision, thus all of the Holding Company's investment in the Bank is restricted as to dividend payments from the Bank to the Holding Company.


                                                                     (continued)

                    FEDERAL TRUST CORPORATION AND SUBSIDIARY

(20) Selected Quarterly Financial Data (Unaudited)
    Summarized quarterly financial data follows (in thousands, except for per share amounts):

                                                             First       Second      Third      Fourth
                                                             Quarter     Quarter    Quarter     Quarter      Total
                                                             -------     -------    -------     -------      -----
     Year Ended December 31, 2001:
     Interest income                                         $ 4,941       5,130      4,909       4,970     19,950
     Interest expense                                          3,566       3,540      3,262       2,904     13,272
                                                             -------       -----      -----       -----     ------

          Net interest income                                  1,375       1,590      1,647       2,066      6,678

     Provision for loan losses                                   105         185        130         120        540
                                                             -------       -----      -----       -----     ------

          Net interest income after provision for loan losses  1,270       1,405      1,517       1,946      6,138

     Noninterest income                                          419         694        472         799      2,384
     Noninterest expense                                       1,549       1,645      1,372       1,972      6,538
                                                             -------       -----      -----       -----     ------

     Earnings before income taxes                                140         454        617         773      1,984

     Income taxes                                                 34         176        250         257        717
                                                             -------       -----      -----       -----     ------

     Net earnings                                            $   106         278        367         516      1,267
                                                             =======       =====      =====       =====     ======

     Earnings per share, basic and diluted                   $   .02         .06        .07         .10        .25
                                                             =======       =====      =====       =====     ======

     Year Ended December 31, 2000:
     Interest income                                         $ 4,128       4,500      4,790       4,987     18,405
     Interest expense                                          2,648       3,018      3,332       3,583     12,581
                                                             -------       -----      -----       -----     ------

          Net interest income                                  1,480       1,482      1,458       1,404      5,824

     Provision for loan losses                                    60          60         60         149        329
                                                             -------       -----      -----       -----     ------

          Net interest income after provision for loan losses  1,420       1,422      1,398       1,255      5,495

     Noninterest income                                          392         505        526         596      2,019
     Noninterest expense                                       1,345       1,494      1,519       1,507      5,865
                                                             -------       -----      -----       -----     ------

     Earnings before income taxes                                467         433        405         344      1,649

     Income taxes                                                159         113        116          36        424
                                                             -------       -----      -----       -----     ------

     Net earnings                                            $   308         320        289         308      1,225
                                                             =======       =====      =====       =====     ======

     Earnings per share, basic and diluted                   $   .06         .07        .06         .06        .25
                                                             =======       =====      =====       =====     ======

                                     PART-II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:        Indemnification of Directors and Officers

     As provided under Florida law, Federal Trust's directors shall not be personally liable to Federal Trust or its stockholders for monetary damages for breach of duty of care or any other duty owed to Federal Trust as a director, unless the breach of or failure to perform those duties constitutes:

       o a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

       o a transaction from which the director received an improper personal benefit;

       o        an unlawful corporate distribution;

       o an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or

       o an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Article XI of Federal Trust's articles of incorporation provides that Federal Trust shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of Federal Trust, against reasonable expenses incurred by him in connection with such defense.

     Federal Trust's articles also provide that Federal Trust is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Federal Trust and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by:

       o        a disinterested majority of the Board of Directors;

       o        a majority of a committee of disinterested directors;

       o        independent legal counsel; or

       o        an   affirmative   vote  of  a  majority   of  shares   held  by
                disinterested stockholders.

Item 25:        Other Expenses of Issuance and Distribution

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, assuming a maximum offering price of $3.65. All of the amounts shown are estimated except for the registration fees of the commission.

       SEC Registration Fees.......................................   $    369

       Legal fees and expenses.....................................     35,000

       Accounting Fees.............................................     10,000

       Printing expenses...........................................      5,000

       Miscellaneous...............................................      5,000
                                                                        ------

              Total................................................   $ 55,369
                                                                        ======



Item 26:        Recent Sales of Unregistered Securities.

     1. On October 2, 2001, Federal Trust sold the following shares of its $.01 par value common stock in a private placement pursuant to the exemption contained in Section 3(a)(11) of the Securities Act of 1933:

              o   207,693 shares to James M. Rudnick

              o   207,692 shares to Donald T. Carrigan

              o   46,153 shares to Joseph R. Boyd

              each of whom was and is a Florida resident. A total of 461,538 shares were offered and sold at that time. The shares were offered and sold at $3.25 per share for a total sale of $1,500,000 in cash.

     2. On February 21, 2002, Federal Trust sold 83,333 shares of its $.01 par value common stock in a private placement pursuant to the exemption contained in Section 3(a)(11) of the Securities Act of 1933 to A. George Igler, Interim Voting Trustee of that certain Florida Voting Trust Agreement dated July 31, 2001. The shares were sold for $3.60 per share for a total sale of $300,000 in cash. No other shares were offered at that time.

ITEM 27.        EXHIBITS

     The following exhibits are or have been filed with the Securities and Exchange Commission and are incorporated by reference into this registration statement. The exhibits which are marked by a single asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from Registrant's Registration Statement on form SB-1, as effective with the Securities and Exchange Commission ("SEC") on October 7, 1997, Registration No. 333-30883. The exhibits which are marked by a double asterisk (**) were previously filed with the SEC, and are hereby incorporated by reference from Registrant's 1998 Definitive Proxy Statement. The exhibits which are marked with a triple asterisk (***) were previously filed with the SEC, and are hereby incorporated by reference from Registrant's 1999 Definitive Proxy Statement. The exhibits which are marked with a quadruple asterisk (****) were previously filed with the SEC, and are hereby incorporated by reference from Registrant's 2001 Definitive Proxy Statement. The exhibits which are marked with a quintuple asterisk (*****) were previously filed with the SEC, and are hereby incorporated by reference from Registrant's 1999 10-KSB. The exhibit numbers correspond to the exhibit numbers in the referenced documents.

Exhibit No.                    Description of Exhibit
--------------------------------------------------------------------------------

          *  3.1   1996 Amended Articles of  Incorporation  and the 1995 Amended
                   and Restated Articles of Incorporation of Federal Trust
          *  3.2   1995 Amended and Restated Bylaws of Federal Trust
         **  3.3   1998  Articles  of  Amendment to Articles of Incorporation of
                   Federal Trust
        ***  3.4   1999  Articles  of  Amendment to Articles of Incorporation of
                   Federal Trust
             3.5   Amendment  to  By-Laws  (filed with Form 8KSB on November 13,
                   2001)
          *  4.0   Specimen of Common Stock Certificate
             5.1   Opinion of Igler & Dougherty, P.A.
      ***** 10.1   Amended  Employment Agreement  By  and  Among  Federal Trust,
                   the Bank and James V. Suskiewich
      ***** 10.2   First  Amendment to  the Amended Employment  Agreement By and
                   Among Federal  Trust,  the  Bank  and James V.  Suskiewich
      ***** 10.3   Amended Employment Agreement By and  Among Federal Trust, the
                   Bank and Aubrey W. Wright, Jr.
              21   Subsidiaries
       **** 22.1   Proxy Statement for 2002 Annual Meeting of Shareholders
            23.1   Consent of Igler & Dougherty. P.A.
            23.2   Consent of Hacker Johnson & Smith PA
            24.1   Power  of  Attorney  -  included  in  the  Signature  Page of registration statement
            99.1   Stock Order Form

Item 28.        Undertakings.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424[b] of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sanford, State of Florida on April 23, 2002.

                                       FEDERAL TRUST CORPORATION


Date: April 23, 2002           By:  /s/ James V. Suskiewich
                                    --------------------------------------------
                                    James V. Suskiewich
                                    President and Chief Executive Officer


Date: April 23, 2002           By:  /s/ Aubrey H. Wright
                                    --------------------------------------------
                                    Aubrey H. Wright
                                    Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Suskiewich and Aubrey H. Wright, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


Signature                          Title                               Date
---------                          -----                               ----


James V. Suskiewich        President, Chief Executive
-------------------              Officer, Director
James V. Suskiewich                  Director                     April 23, 2002



-------------------
Samuel C. Certo            Director, Vice Chairman                April __, 2002

Signature                          Title                               Date
---------                          -----                               ----


-------------------
Kenneth W. Hill            Director, Vice Chairman                April __, 2002


George W. Foster
-------------------
George W. Foster           Director, Chairman                     April 23, 2002


A. George Igler
-------------------
A. George Igler            Director                               April 23, 2002